ASSET SALE AND PURCHASE AGREEMENT

BETWEEN

CHEVRON U.S.A. INC.

AND

EAST SLOPE VEDDER AREA

KERN COUNTY, CALIFORNIA

Effective Date: JULY 1, 2010

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ASSET SALE AND PURCHASE AGREEMENT
TABLE OF CONTENTS

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EXHIBIT E – SEISMIC DATA AND FORM OF DATA LICENSE	83

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ASSET SALE AND PURCHASE AGREEMENT

This ASSET SALE AND PURCHASE AGREEMENT (“Agreement”) dated 1 July 2010 is made between CHEVRON U.S.A. INC., a Pennslyvania corporation, with its principal offices at 9525 Camino Media, Bakersfield, California (“Seller”) and with its principal offices at                        (“Buyer”).

RECITALS

A.	Seller desires to sell, and Buyer desires to purchase, the Assets described below on the terms and conditions set out in this Agreement.

B.

In consideration of the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer agree to be bound by the terms of this Agreement.

AGREEMENT

DEFINITIONS, INTERPRETATION AND EXHIBITS

1.1	Definitions. As used in this Agreement, these words or expressions have the following meanings:

“Accounting Adjustments” means the adjustments to the Purchase Price calculated in accordance with Exhibit C – Accounting Adjustments.

“Accrual Basis” means the basis of accounting under which costs and benefits are regarded as attributable to the period in which the liability for the costs is incurred, or the right to the benefits is earned, regardless of when invoiced, paid or received.

“Additional Assets” means all of the following, to the extent that these items are transferable and pertain to the property(s) being sold:

	(A)	All Operations Contracts.

	(B)	Asset Documents.

	(C)	All permits, authorizations, well license or other rights under which the Assets are operated.

	(D)	All Data.

The term “Additional Assets” does not include agreements, documents or data to the extent any of the following apply:

	(A)	The agreements, documents or data constitute Seller’s proprietary technology or interpretations.

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(B)

The agreements, documents or data are owned with, or licensed from third parties with contractual or legal restrictions on their deliverability or disclosure by Seller to any assignee that is not an affiliate of Seller.

“Adjusted Purchase Price” has the meaning given in Section 2.3.

“Affiliate” means any legal entity which controls, is controlled by, or is under common control with, another legal entity. An entity is deemed to “control” another if it owns directly or indirectly at least fifty percent of either of the following:

(A)	The shares entitled to vote at a general election of directors of such other entity.

(B)	The voting interest in such other entity if such entity does not have either shares or directors.

Affiliates of Seller expressly include Chevron Corporation.

“Agreement” means this Asset Sale and Purchase Agreement, including all attached Exhibits and Schedules.

“Alleged Environmental Defects” has the meaning given in Section 16.2.

“Alleged Title Defects” has the meaning given in Section 17.2.

“Areas” means the geographical area or areas described in Exhibit A – Description of Assets.

“Assets” means Seller’s undivided fifty percent interest in all of the following:

(A)	Rights to Petroleum Substances.

(B)	Facilities.

(C)	Wells.

(D)	Additional Assets.

(E)	Assigned Petroleum Substances.

(F)	Production and Pipeline Imbalances.

The term “Assets” does not include any Excluded Assets or Retained Interests identified in Exhibit A – Description of Assets.

“Asset Documents” means the agreements and documents through which the Rights to Petroleum Substances and all other rights related to the development and exploitation of the Rights to Petroleum Substances are derived, including the Leases, as set forth in Exhibit A – Discription of Assets.

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“Assigned Petroleum Substances” means all Petroleum Substances produced and severed from, or allocable, after severance, to the Leases, Units, Wells or the Areas on and after the Effective Date.

“Assignment Documents” means the documents listed in Exhibit B – Assignment Documents, which provide for the assignment, transfer or other conveyance of the Assets to Buyer.

“Benefits” has the meaning given in Section 9.1.

“Business Day” means a day other than Saturday or Sunday on which banks in Bakersfield California are generally open for the transaction of business in Dollars.

“Buyer Account” means the Buyer’s account with , or such other bank account for which Buyer provides to Seller all relevant details in writing at least three Business Days prior to the Closing Date.

“Buyer Parties” means Buyer, Buyer’s Affiliates, and the directors, officers, employees, contractors, and representatives of each of them.

“Casualty Loss” means damage to any of the physical Assets that results in a loss that meets all of the following conditions:

(A)	The loss occurs during the Interim Period.

(B)

The loss is not the result of normal wear and tear; mechanical failure; gradual structural deterioration of materials, equipment or infrastructure; wellbore downhole failure; or normal production decline mechanism, including all of the following:

	(1)	Wellbore failures arising or occurring during drilling or completion, or reworking or re-completion or production operations.

	(2)	Junked or lost holes or wellbores.

	(3)	Sidetracking or deviating a well.

	(4)	Production profile or reservoir changes.

(C)	The value of the loss exceeds US$50,000.00.

“Claim” means any claim, liability, loss, demand, damages, Encumbrance, cause of action of any kind, obligation, costs, judgment, penalty, interest and award (including recoverable legal counsel fees and costs of litigation of the Person asserting the Claim), whether arising by law, contract, tort, voluntary settlement or otherwise.

“Closing” means the consummation of the sale and purchase of the Assets in accordance with Section 0.

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“Closing Date” means the date on which the Closing occurs, which shall occur on 1 August 2010, or such other date as the Parties may agree in writing.

“Conditions Precedent” has the meaning given in Section 0.

“Confidential Information” means all Data and all other agreements, documents, reports and information pertaining to the Assets that Seller has furnished or disclosed to Buyer in connection with this Agreement, or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets.

“Data” means all files, records, documentation and data in possession of Seller or its Affiliates that specifically relates to Seller’s ownership or rights in the Assets, including any correspondence, information and reports (including petroleum engineering, reservoir engineering, drilling, geological and all other kinds of technical data and samples, well-logs, and analyses in whatever form) lease files, land files, wells files, division order files, title opinions and abstracts, any environmental assessments, safety records, governmental filings, production reports, production logs, core materials and core sample reports and maps as such data is assembled in the normal course of business. The term “Data” does not include any of the following:

(A)

Any files, records, documentation or data that Seller may not sell, transfer or otherwise dispose of as a result of confidentiality obligations by which it is bound or which cannot be provided to Buyer because such transfer is prohibited by the agreement under which it was acquired.

(B)	Any corporate, financial, and tax records of Seller.

(C)	Engineering forecasts, evaluations and reserve estimates.

(D)	Interpretations of seismic data.

(E)

Any files, records, documentation or data that have been archived or managed pursuant to Seller’s record management policies, provided that Seller shall use reasonable efforts to make available to Buyer upon request any records in Seller’s possession that relate to the Assets and are required by Buyer for the purpose of responding to or defending any litigation or Claim relating to the Assets.

“Decommissioning Obligations” means any and all existing and future claims, costs, charges, expenses, liabilities and obligations associated with, and liability for, abandoning, decommissioning, removing or making safe all Wells and Facilities, whether such claims, costs, charges, expenses, liabilities and obligations are incurred under or pursuant to any of the Asset Documents or under statutory, common law, regulation, order, permit, judgment, decree or other obligation, and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs. Decommissioning Obligations include all of the following:

(A)	The plugging, replugging and abandonment of all Wells, either active or inactive, situated on or in any of the Areas, Leases or Units.

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(B)

The removal, abandonment and disposal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings, platforms and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets.

(C)

The clearance, restoration and remediation of the lands, groundwater and waterbottoms covered or burdened by the Leases, Units, or otherwise affected by the Assets. The removal, remediation and abatement of any petroleum material, any contamination or pollution (including spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping, disposing or other release of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, NORM, waste, saltwater, cuttings, muds, crude oil, or petroleum product) of surface soils and water, subsurface soils, air, groundwater, or any vessel, piping, equipment, tubing or subsurface structure or strata associated with the Assets.

“Dispute” means any dispute or controversy arising out of this Agreement, including a dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, whether based in contract, tort or otherwise.

“Dollars” or “US$” means United States Dollars.

“Effective Date” means the effective date of the sale of the Assets, which is 1 July 2010 as of 7:00 a.m. local time where the Assets are located.

“Encumbrances” means any charges, liens, mortgages, pledges, royalties or other security interests whatsoever, any agreement or arrangement to create any of the foregoing or any agreement or arrangement that would affect Seller’s ability to freely dispose of the Assets to Buyer.

“Environmental Laws” means all of the following:

(A)

The Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq.; the Clean Water Act, 33 U.S.C.A. §1251 et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. §2701 et seq.

(B)

All rules, regulations and orders adopted, amended or enacted under the foregoing statutes or applicable state statutes addressing similar matters, or state or federal statutes after the Effective Date and applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including NORM) or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including NORM), or hazardous substances on, included

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with, or emanating from or through the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground.

(C)	All other federal, state and local environmental and oil and gas laws and regulations, as well as any amendments or supplements to such laws and regulations.

“Environmental Obligations” means any and all claims, costs, charges, expenses, liabilities and obligations incurred in respect of the Assets and in connection with removing and disposing of debris and cleaning up and decontaminating any joint property or any other property (including platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures) and for reinstating any area of land, foreshore or seabed, wherever situated, whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to any of the Asset Documents or under statutory, common law or other obligation. Environmental Obligations include any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs.

“Excluded Assets” means the items listed as “Excluded Assets” in Exhibit A – Description of Assets.

“Exhibit” means a document referred to in Section 1.3(A).

“Facilities” means all of the following:

(A)

All physical assets that are used for production, mechanical separation, handling, gathering, storage, treatment, sale, disposal or other operations relating to Petroleum Substances within the Areas, including all of the following:

	(1)	All buildings, structures, facilities, foundations.

	(2)	All platforms, gathering lines, gas lines, water lines, flowlines and production and storage facilities.

	(3)	All equipment, machinery, fixtures, materials and improvements.

(B)	Any additional items, whether located within or beyond the Areas, that are identified as Facilities in Exhibit A – Description of Assets.

“Final Settlement Statement” means that statement referred to in Section 11.1.

“Government Entity” means any department, authority, commission, board, instrumentality or agency of any municipal, local, state, federal or other governmental authority (including regulatory authorities and administrative bodies) and any subdivision of the foregoing.

“Interim Period” means the period from and including the Effective Date until and including the Closing Date.

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“JOA” means any and all joint operating agreements or similar agreements relating to the Assets.

“Leases” means the leases, licenses, deeds, operating rights, working interests, permits, authorizations, net revenue interests and mineral interest, and other documents of title as set forth in Exhibit A – Discription of Assets, through which the holder is entitled to drill for, own or remove Petroleum Substances within, upon or under the Areas or through which that holder is (or is deemed to be) entitled to a share of Petroleum Substances removed from the Areas, and includes, if applicable, all renewals and extensions of those documents and all documents issued in substitution therefore.

“NORM” means naturally occurring radioactive materials.

“Obligations” has the meaning given in Section 9.1.

“Operations Contracts” means all contracts, agreements and documents other than Asset Documents.

“Operator” means the operator of the Assets appointed pursuant to the relevant Asset Documents, Operations Contracts or applicable laws, rules or orders of a Government Entity.

“Party” means each of Seller and Buyer and “Parties” means both of them.

“Permitted Encumbrances” means any of the following:

(A)	Encumbrances arising by operation of law, including any Claim by a Government Entity or Tax Authority arising by operation of law.

(B)	Any Encumbrance listed on Schedule 1.1(C).

(C)

Any encumbrances, non-participating royalties, overriding royalties, net profits interests, production payments or other burdens applicable to the Areas not disclosed on Schedule 1.1(C) if the net cumulative effect of such burdens does not operate to reduce the net revenue in any Asset to an amount less than the net revenue interest set forth in Exhibit A – Description of Assets or increase the working interest of any Asset from that set forth in Exhibit A – Description of Assets without a corresponding increase in the revenue interest.

(D)

The terms and conditions of any agreements with third parties governing the Areas and operations being conducted with respect thereto, including any preferential rights of purchase or any similar restriction applicable to any of the Assets which prior to Closing waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting such rights has expired without an exercise of such rights.

(E)	Encumbrances granted or created in connection with the operations relating to the Asset Documents.

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(F)	Easements, rights of way, servitudes, permits, surface leases or other similar rights, provided they do not materially interfere with the operation or use of the Assets.

(G)	The right of a Government Entity to levy taxes on Petroleum Substances or the income or revenue therefrom.

(H)	Agreements for the sale of Petroleum Substances that are terminable on not more than thirty days’ notice, without an early termination penalty or other cost.

(I)	Regulations and any rights reserved to or vested in any Government Entity to control or regulate any of the Assets in any manner.

(J)

Undetermined or inchoate liens incurred or created as security in connection with the development or operation of any of the Assets for Seller’s share of the costs and expenses of those operations, which costs and expenses are not delinquent as of the Closing Date or liens which have expired as a matter of law.

(K)	Liens granted in the ordinary course of business to a public utility, municipality or Government Entity in respect of operations pertaining to any of the Assets.

(L)	Encumbrances associated with approvals, consents, notices or waivers routinely or customarily given after a conveyance or asset sale.

(M)	Alleged Title Defects or other deficiencies or irregularities that have been waived by Buyer in writing or not asserted on or before the Defect Notice Date.

“Person” means any person, company, consortium, association, entity, government, independent governmental organization, or any agency or subdivision of the government.

“Petroleum Substances” means any mineral, oil, hydrocarbon or natural gas existing in its natural condition in strata, including gas, well gas and any condensate, but not including coal, bituminous shale or other stratified deposits from which oil must be extracted by distillation.

“Preliminary Settlement Statement” means the statement referred to in Section 0.

“Prime Rate” means the Prime Rate in effect at Citibank, New York, New York, on the Effective Date.

“Production and Pipeline Imbalances” have the meaning given in Section 0.

“Purchase Price” means the amount payable by Buyer to Seller under Section 2.2, as adjusted pursuant to Section 2.3.

“Rights to Petroleum Substances” means Seller’s interest in and to the Leases and the Units, insofar as they pertain to the Areas.

“Seller Account” means the Seller’s account with .

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Further credit to Client Account No. , or such other bank account for which Seller provides to Buyer all relevant details in writing at least three Business Days prior to the Closing Date.

“Seller Parties” means Seller, Seller’s Affiliates, and the directors, officers, employees, contractors and representatives of each of them.

“Taxes” means (unless specifically provided otherwise) all income, capital, corporate, franchise, gross receipts, margins, turnover, production or severance, windfall profits, sales, use, value added, goods and services, other excise, ad valorem, occupation, real or personal property taxes, customs and other import or export duties, stamp duties, fees, assessments, withholdings or charges imposed by any Tax Authority and any penalties, interest and fines or additions attributable to or imposed on or with respect to any such assessments.

“Tax Authority” means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or Person competent to impose, administer or collect any Taxes in connection with the Assets, this Agreement or actions contemplated by this Agreement.

“Third Party” means any Person other than Seller Parties or Buyer Parties.

“Units” means any unitization, pooling, communitization agreements, declarations, designations or orders relating to the Leases, and all of Seller’s interest in and to the properties covered or units created thereby, to the extent attributable to the Leases.

“Wells” means any Petroleum Substance wells, salt water disposal wells, injection wells and other wells and wellbores, including wellheads and well equipment located on the Leases and within the Areas or Units, whether or not abandoned or plugged to which Seller has right, title and interest as of the Effective Date.

1.2	Interpretation. Unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

	(A)	The plural and singular words each include the other.

	(B)	The masculine, feminine and neuter genders each include the others.

	(C)	The word “or” is not exclusive.

	(D)	The words “includes” and “including” are not limiting.

	(E)	References to the Parties include their respective successors and permitted assignees.

(F)

References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with or which flow from this Agreement or which

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would not have arisen or occurred but for the entering into this Agreement or the performance of or failure to perform obligations under this Agreement.

	(G)	The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

	(H)	If a conflict exists between any provisions of this Agreement as they apply to a Party, the provision that imposes the more onerous obligation on that Party prevails to the extent of the conflict.

1.3	Exhibits.

	(A)	All of the Exhibits that are attached to the body of this Agreement are an integral part of, and are incorporated by reference into, this Agreement, including:

(1) Exhibit A – Description of Assets.

(2) Exhibit B – Assignment Documents.

(3) Exhibit C – Accounting Adjustments.

(4) Exhibit D – Allocation of Purchase Price.

(5) Exhibit E – Seismic Data and Form of Data License.

	(B)	If a conflict exists between the body of this Agreement and the Exhibits , the body prevails to the extent of the conflict.

	(C)	If a conflict exists between the Exhibits or within an Exhibit as they apply to a Party, the provision that imposes the more onerous obligation on that Party prevails to the extent of the conflict.

	(D)	If a conflict exists between this Agreement and any provision of the Assignment Documents, the provisions of this Agreement shall prevail.

SALE AND PURCHASE OF ASSETS

2.1	Agreement to Sell and Purchase. Seller agrees to sell the Assets to Buyer, and Buyer agrees to purchase the Assets from Seller, subject to the terms and conditions of this Agreement.

2.2	Purchase Price Amount. Buyer shall pay to Seller the amount of US$1,450,000.00 (the “Purchase Price”), adjusted as set forth in Section 2.3, as consideration for the sale for the Assets.

2.3	Adjustment to Purchase Price.

	(A)	The Purchase Price shall be adjusted in accordance with the following provisions of this Agreement:

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		(1)	The Accounting Adjustments set forth in Exhibit C – Accounting Adjustments, accomplished through the Preliminary Settlement Statement and the Final Settlement Statement.

		(2)	Section 7.2, with respect to the exercise of preferential rights by third parties.

		(3)	Section 10.4, with respect to Casualty Loss of Assets.

		(4)	Section 10.5, with respect to insurance matters.

		(5)	Section0 0, with respect to certain post-Closing adjustments.

		(6)	Section 0, with respect to Taxes.

		(7)	Section 16.2, with respect to Alleged Environmental Defects agreed upon by Seller and Buyer.

		(8)	Section 17.2, with respect to Alleged Title Defects agreed upon by Seller and Buyer.

		(9)	Any other amount agreed upon by Seller and Buyer.

(B)

The Purchase Price, as adjusted by the items set forth above, is the “Adjusted Purchase Price.” The Adjusted Purchase Price shall be identified in the Preliminary Settlement Statement pursuant to Section 10.1 and the Final Settlement Statement pursuant to Section 11.1.

(C)

Notwithstanding anything to the contrary in this Agreement, no item taken into account in calculating an adjustment under this Agreement will be taken into account in calculating any other adjustment so as to result in a Party making or receiving a payment twice in respect of any such item.

	(D)	No adjustments to the Purchase Price will result from any of the following:

		(1)	Actual or projected changes in production rates.

		(2)	Alternate interpretations of reserves.

		(3)	Normal wear and tear on facilities or equipment.

2.4	Allocation of Purchase Price.

(A)

Buyer has submitted to Seller an allocation of the Purchase Price among the Assets as set forth in Exhibit D – Allocation of Purchase Price. Buyer represents it has made reasonable allocations, in good faith, and Seller may rely on the allocations for all purposes hereunder, including all of the following:

		(1)	To notify holders of preferential rights of Buyer’s offer.

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(2) As a basis for adjustments to the Purchase Price for any Alleged Environmental Defects, Casualty Losses or Alleged Title Defects.

(3) As otherwise provided in this Agreement.

(B)

In the event any Claims are brought against Seller arising from or under or attributable or relating to Exhibit D – Allocation of Purchase Price, Buyer shall indemnify and defend Seller against any such Claims.

(C)

Seller and Buyer agree to be bound by this allocation of the Purchase Price for all purposes (including all tax purposes), and each further agrees to consistently report and submit its returns to each applicable Tax Authority for all relevant years on the basis of this allocation.

	(D)	Seller and Buyer further agree as follows:

(1)

The Purchase Price shall be further allocated for tax purposes among intangibles and tangibles comprising the Assets as follows: Twenty Five (25%) percent of the Purchase Price shall be attributed to the Leases, Units, and Contracts and Seventy Five (75%) percent of the Purchase Price shall be attributed to the Wells and Facilities.

(2) To timely file all reports required by the United States Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

2.5	Method of Payment. All payments under this Agreement shall be made in the following manner, unless otherwise agreed in writing between Seller and Buyer:

	(A)	Payments shall be in Dollars.

(B)

Payments shall be made by bank wire transfer, in immediately available funds, paid without set-off, withholding or any deduction of any kind, including for any Taxes, banking, transfer or other costs or Claims.

	(C)	Payments shall be made directly into Seller’s Account or Buyer’s Account, as the case may be.

2.6

Tax-Deferred Exchange. Seller shall have the right to elect to effect a tax-deferred exchange under Internal Revenue Code §1031, as amended, at any time prior to the date of Closing. If Seller elects to do so, the following shall apply:

	(A)	The Parties shall cooperate to effect the tax-deferred exchange and Buyer shall execute escrow instructions, documents, agreements or instruments necessary to effect the exchange.

	(B)	Seller shall ensure that Buyer does not incur additional costs, expenses, fees or liabilities as a result of the requested exchange.

	(C)	Seller may assign any of its rights and delegate performance of any of its obligations under this Agreement in whole or in part to a Third Party in order to

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effect such exchange. If such Third Party is used, Seller may return the Deposit to Buyer and instruct Buyer to pay the Deposit to such Third Party. Seller shall remain responsible to Buyer for the full and prompt performance of the respective delegated obligations. Seller shall indemnify and defend Buyer from and against all claims, costs (including reasonable attorney’s fees) and liabilities resulting from any exchange undertaken under this Section 2.6.

2.7

Seismic Data License. Seller shall grant to Buyer a non-exclusive license to use the seismic data identified on Exhibit E – Seismic Data and Form of Data License, , in substantially the form set forth in Exhibit E – Seismic Data and Form of Data License, (the “Data License”), subject to each of the following conditions:

	(A)	Seller shall grant the Data License at no additional cost or consideration.

(B)

Seller shall only license to Buyer seismic data for which Seller has a right to grant a license and for which Seller is able to obtain all necessary Third Party consents and waivers within sixty days after Closing without additional cost to Seller, using reasonable commercial efforts.

	(C)	The seismic data shall be licensed “AS IS, WHERE IS” with the express conditions and limitations set forth in the Data License.

	(D)	Any use of such seismic data by Buyer shall be at Buyer’s sole risk.

2.8

Buyer Guarantee. On or before the Effective Date, Buyer shall provide to Seller a guarantee to cover the Seller’s well and facilities abandonment liability for the eight existing wells and surface facilities. The guarantee shall be in the form of a bond, irrevocable letter of credit or such other form acceptable to Seller in the amount of $100,000.00 to guarantee its ability to pay for abandonment liability assumed under the terms of this Agreement.

CONDITIONS PRECEDENT TO CLOSING

3.1

Conditions Precedent to Seller’s Obligations. The following are the Conditions Precedent to Seller’s obligation to sell the Assets to Buyer pursuant to this Agreement, unless waived in writing by Seller:

	(A)	Buyer shall have performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by it at or prior to Closing.

(B)

No action or proceeding by or before any Government Entity shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its Affiliates.

	(C)	Buyer’s representations and warranties set forth in Section 5.2 are true and correct in all material respects on the Closing Date.

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	(D)	The Buyer Guarantee shall have been duly executed and delivered and shall remain in full force and effect.

3.2

Conditions Precedent to Buyer’s Obligations. The following are the Conditions Precedent to Buyer’s obligation to purchase the Assets from Seller pursuant to this Agreement, unless waived in writing by Buyer:

	(A)	Seller shall have performed and complied in all material respects with the terms and conditions of this Agreement required to be performed or complied with by it at or prior to Closing.

(B)

No action or proceeding by or before any Government Entity shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its Affiliates.

	(C)	Seller’s representations and warranties set forth in Section 5.1 are true and correct in all material respects on the Closing Date.

3.3

Conditions Precedent to Both Parties’ Obligations. The following are the Conditions Precedent to both Seller’s and Buyer’s respective obligation to consummate the transactions contemplated by this Agreement, unless waived in writing by both Parties:

(A)

The receipt of all material approvals, consents, waivers or the execution of any necessary agreement or document (on terms reasonably satisfactory to Seller and Buyer) which may be required under the Asset Documents or by any applicable laws, regulations or Government Entity prior to the transfer of the Assets to Buyer, except for any consents and approvals of any Governmental Entity or authority customarily obtained subsequent to transfer of title.

	(B)	The execution of the Assignment Documents by all parties (if any) to those documents other than the Parties.

3.4	Fulfillment of Conditions Precedent.

(A)

Each Party shall, and shall procure that each of its Affiliates shall, use reasonable endeavors to satisfy the Conditions Precedent, including the execution of all such other documents, acts and things as may be reasonably required in order to satisfy the Conditions Precedent. Each Party shall keep the other fully informed of its progress with regard to the satisfaction of the Conditions Precedent.

(B)

Each Party shall promptly provide to the other Party all such information and documentation concerning that Party as may be necessary to enable the other Party to prepare and submit all necessary filings required by any Government Entity in connection with the transactions contemplated by this Agreement and otherwise to satisfy the Conditions Precedent.

3.5	Right to Terminate for Failure to Satisfy Conditions Precedent.

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(A)

If Buyer has not satisfied one or more of the Conditions Precedents set forth in Section 3.1 by the Closing Date, and Seller has not waived such unsatisfied Condition Precedent(s), then Seller may terminate this Agreement.

	(B)	If Seller has not satisfied any of Conditions Precedent set forth in Section 3.2 by the Closing Date, and Buyer has not waived such Condition Precedent, then Buyer may terminate this Agreement.

	(C)	If any of the Conditions Precedent set forth in Section 3.3 are not satisfied by the Closing Date, either Party may terminate this Agreement.

(D)

Either Party may terminate this Agreement under this Section 3.5 by giving notice to the other Party. Following such termination, if a Party used reasonable endeavors to satisfy the Conditions Precedent applicable to it in accordance with Section 3.4(A), it shall have no further rights or obligations to the other under this Agreement, except that both of the following applies:

(1) This Section 3.5 and Section 25.5 shall continue to apply.

(2) Any accrued rights or liabilities of a Party shall not be affected, except as may be provided in this Agreement.

CLOSING

4.1	Place of Closing. The Closing shall take place at 9525 Camino Media, Bakersfield, California or such other place as the Parties may agree in writing.

4.2	Date of Closing. The Closing shall occur on the Closing Date.

4.3

Effective Date of Transfer. The transfer and assignment of the Assets from Seller to Buyer shall be effective as of the Effective Date, provided that the Closing occurs. Possession of the Assets shall not pass to Buyer until the Closing occurs.

4.4	Closing Procedure. At Closing, the following shall take place in the following order:

	(A)	Seller shall deliver to Buyer the Assignment Documents validly executed by all the parties to those documents other than the Seller and Buyer, if applicable.

(B)

Unless previously provided, the Parties shall provide each other with copies of the consents, approvals or waivers required to be obtained by them or their respective Affiliates prior to Closing in fulfillment of the Conditions Precedent.

(C)

Each Party shall deliver to the other Party copies or, if requested, certified copies of a power of attorney or other appropriate corporate authorization authorizing the execution of this Agreement, the Assignment Documents and all other documents delivered in connection with the Closing.

	(D)	Buyer and Seller shall execute the Assignment Documents.

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	(E)	Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer.

	(F)	Buyer shall deliver to Seller the Decommissioning Guarantee.

(G)

If Buyer is to become operator, Seller shall supply Buyer with an appropriate governmental form as required by the Government Entity having jurisdiction and authority to change the name of operator from Seller to Buyer, for each Seller-operated Well (whether dry, inactive, injector or producing), Lease or any other well or Facilities, as may be required or defined by said agency, board or commission, located on the premises that form a part of the subject matter of this Agreement. All such forms shall be executed by Buyer or Seller as may be required prior to or during Closing. Buyer shall be responsible for any fee that is required by the Government Entity. At Seller’s option, either Buyer shall deliver its check payable to the Government Entity to Seller at Closing or this fee shall be credited to Seller in the applicable Final Settlement Statement. Seller shall mail the completed form and fee to the proper Government Entity after Closing.

	(H)	Buyer shall pay the Adjusted Purchase Price based upon the Preliminary Settlement Statement to Seller in accordance with Section 2.5.

	(I)	Seller shall deliver Buyer’s share of the Assignment Documents and other closing documents, retaining its share for Seller’s records.

4.5	Transfer of Title to Assets.

	(A)	Title to the Assets shall not pass until the Closing occurs.

(B)

Neither Seller nor Buyer shall be obliged to complete the transfer of the Assets unless all those items set out in Section 4.4 are accomplished. This Section shall not prejudice any rights or remedies available to a Party in respect of any default by the other Party.

(C)

Once the items set out in Section 4.4 are accomplished, the Assets shall be conveyed “AS IS, WHERE IS,” without warranty of title, unless otherwise specified in this Agreement, and subject to the express conditions and limitations contained in this Agreement.

	(D)	The Assets to be transferred to Buyer pursuant to this Agreement shall be transferred pursuant to the Assignment Documents.

4.6	Third Party Invoices After Closing.

	(A)	Seller is responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Date.

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	(B)	Buyer is responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period after the Effective Date.

	(C)	Each Party shall return charges and invoices to the billing party for rebilling to the other Party if such invoices are outside each Party’s applicable time period.

4.7	Post-Closing Procedures.

(A)

Following Closing, the Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action, as may be necessary or advisable to carry out their obligations under this Agreement, and under any document, certificate or other instrument delivered pursuant to this Agreement.

(B)

If applicable, Seller shall deliver to Buyer copies of any Asset Documents and Data in the possession or control of Seller that was not delivered to Buyer prior to the Closing, no later than sixty days after the Closing Date, subject to all of the following:

(1) Seller is not required provide any document or Data that Seller determines, in its absolute discretion, was generated for Seller’s or Seller’s Affiliates’ internal purposes.

(2) Seller may require that Buyer execute a Data License in accordance with Section 2.7.

(3) Seller and its Affiliates shall not be required to provide any document or Data that would cause Seller or its Affiliates to breach any confidentiality or other contractual obligations.

	(C)	Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, Government Entities, lessors and royalty owners that it has purchased the Assets immediately after Closing.

	(D)	After Closing, Buyer shall notify the appropriate Tax Authorities that it owns the Assets in a timely manner, and shall promptly provide copies of such notices to Seller.

(E)

Prior to Closing, Seller shall designate which Party is responsible for filing and recording of the Assignment Documents and any other instrument required to convey title of the Assets to Buyer in the appropriate government records. Regardless of which Party files, Buyer shall bear all costs and fees associated with such filing and recording, either directly or via credit to Seller in the Final Settlement Statement. The Party responsible for filing shall supply the other Party with a true and accurate photocopy of the recorded and filed Assignment Documents within a reasonable period of time after such documents are available.

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	(F)	Buyer shall be responsible for timely obtaining all consents and approvals of Government Entities customarily obtained subsequent to transfer of title and all associated costs and fees.

4.8

Costs and Expenses. Seller and Buyer shall each pay their own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the documents contemplated or executed pursuant to this Agreement.

REPRESENTATIONS AND WARRANTIES

5.1

Seller Representations and Warranties. Seller represents and warrants to Buyer that, except as disclosed on Schedule 5.1, as of the date hereof and as of Closing, the following statements are accurate:

(A)

Formation. Seller is a corporation or company (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to carry out its business in California.

(B)

Authorization. Seller has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by Seller.

(C)

Valid and Binding Obligation. This Agreement has been duly executed and delivered by its authorized officer or other representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement.

(D)

No Conflict with Governing Documents. Neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws or governing documents of Seller.

(E)

No Litigation or Arbitration Proceedings. Seller is not a party to any litigation or arbitration or administrative proceedings in relation to the Assets that might reasonably be expected to delay, prevent or materially hinder the consummation of the transactions contemplated hereby or materially adversely affect the title to or value of any of the Assets, except as disclosed in Schedule 5.1.

(F)

No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

For the purposes of this Section 5.1, Seller shall be deemed to be aware of matters within the knowledge of its senior supervisory employees responsible for the management and daily operation of the Assets and who could reasonably be expected to have knowledge of the relevant subject matter.

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5.2	Buyer Representations and Warranties. Buyer represents and warrants to Seller that, except as disclosed on Schedule 5.2, as of the date hereof and as of Closing, the following statements are accurate:

(A)

Formation. Buyer is a corporation or company (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to carry out its business in California.

(B)

Authorization. Buyer has full corporate or company power and authority to enter into and perform this Agreement, and has taken all actions necessary to authorize its execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by Buyer.

(C)

Valid and Binding Obligation. This Agreement has been duly executed and delivered by its authorized officer or other representative and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, and no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement.

(D)

No Conflict with Governing Documents. Neither this Agreement nor the performance of this Agreement constitutes a default, violation or conflict with the articles of incorporation, by-laws or governing documents of Buyer, or any license, permit or consent granted to or by Buyer, or any material provision of any agreement or instrument to which Buyer is a party and, to the best of Buyer’s knowledge, will not violate or be in conflict with any judgment, decree, order, statute, rule or regulation.

	(E)	Conflict of Interest. No event has occurred prior to the Effective Date which, had it occurred after the Effective Date, would constitute a violation of Section 21.1.

(F)

No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

(G)

Buyer has sufficient technical and financial capacity to own and operate (as may correspond) the Assets and can provide sufficient evidence in this regard if so required by any Government Entity or third party.

DISCLAIMERS, WAIVERS AND ACKNOWLEDEGMENTS

6.1	DISCLAIMER. Except as otherwise expressly provided in this Agreement, the Seller makes all of the following disclaimers:

	(A)	All of the Assets are being sold “AS IS, WHERE IS” and with all faults.

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(B)

Neither Seller nor any Seller Parties makes any warranty or representation, express or implied in fact or by law, with respect to any matter or thing and disclaims all liability and responsibility for any representation, warranty, collateral contract, statement, assurance, opinion or information made or communicated (orally or in writing) to Buyer (including those by any officer, director, employee, agent, adviser, consultant or representative of Seller or any Affiliate of Seller), including any representation or warranty relating to any of the following:

		(1)	The quantity, existence, quality, value or deliverability of Petroleum Substances or other minerals, or other reserves attributable to the Assets.

(2)

The physical state, origin, quantity, quality, safety, title, compliance with government regulations, merchantability, fitness for any particular purpose or condition of any of the Assets including any property, plant and equipment used in the operation of any of the Assets or the production, transportation or sale of Petroleum Substances by or on behalf of Seller.

		(3)	Any geological, geophysical, technical, or engineering (including petroleum engineering) data, cost estimates, economic or other interpretations, forecasts or evaluations concerning the Assets.

(4)

The amount of any future costs associated with Decommissioning Obligations or Environmental Obligations relating to the Assets, or the extent of any liability related to Decommissioning Obligations or Environmental Obligations.

(5)

The accuracy or completeness of any Data, reports, records, projections, information or materials furnished or made available to Buyer at any time in connection with the sale of the Assets, including the quality, quantity or environmental condition of the Assets or any other matters contained in the Data or any other materials furnished or made available to Buyer by Seller or any Seller Parties. All such Data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller. Any reliance on or use of the same shall be at Buyer’s sole risk to the maximum extent permitted by law.

		(6)	The ability of Buyer to claim or recover any costs incurred by it or by Seller in accordance with the terms of the Asset Documents.

6.2	BUYER ACKNOWLEDGEMENTS, WAIVERS AND AGREEMENTS.

	(A)	Buyer acknowledges and agrees that at Closing, it shall accept all Assets in its then “AS IS, WHERE IS” condition and with all faults, with an expressed

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acceptance and understanding of the disclaimers contained in this Agreement.

(B)	Buyer further acknowledges each of the following:

(1)

That the Assets have been used for oil and gas exploration, drilling and producing operations, pipeline, transportation or gathering operations, and other related oilfield operations, including, possibly the injection, storage or disposal of produced water or waste materials incidental to or occurring in connection with such operations.

(2)

That physical changes in the land, groundwater or subsurface may have occurred as a result of any such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation of, or right to investigate, the physical condition of the Assets, including the Facilities and equipment, and the surface and subsurface conditions.

(3)

That Buyer assumes the risk that adverse physical conditions, including the presence of unknown, abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps, which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether discovered, discoverable, hidden, known or unknown to Buyer as of Closing.

(C)

Buyer acknowledges each of the disclaimers set forth in Section 6.1, and acknowledges and affirms that it has not relied upon any representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement and Buyer waives all rights and remedies which but for this Section 0 would or might have been available to it in respect of such representation, warranty, collateral contract, statement, assurance, opinion or information.

(D)

Buyer agrees to assume full responsibility for compliance with all obligations attributable, in any way, to the Assets and all laws, orders, rules and regulations concerning all of such conditions, discovered, discoverable, hidden, known or unknown, and further agrees to indemnify and defend, the Seller Parties for same, including defense, indemnification and hold harmless for any liability, attorney’s fees, fines, penalties or costs under all Environmental Laws, as defined in this Agreement or otherwise asserted.

(E)

Buyer agrees to comply with all covenants, terms, and provisions, express or implied, contained in the Leases and Operations Contracts ; and this Agreement is made expressly subject to all agreements, leases, easements, permits, commingling authorizations and other contracts relating to the Assets, whether or not specifically identified in this Agreement. Effective upon Closing, Buyer shall assume and be responsible for all obligations and liabilities of Seller accruing under such agreements after the Effective Date

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and agrees to execute any instrument or document required by Seller to evidence such assumption.

	(F)	Buyer has made, or arranged for others to make, or has been afforded the opportunity to make, an inspection and inventory of the Assets and, if not performed, waives such right at and with Closing.

(G)

Buyer affirms that it is relying on its own independent investigation, analysis and evaluation of the geological, geological engineering, economic or other interpretations, the costs of and prospects for further development in relation to the Assets including any future and current Taxes in relation to the Assets, except as expressly provided in this Agreement.

(H)

Buyer acknowledges and agrees that Seller cannot and does not covenant, warrant or guarantee that Buyer shall become successor operator of the Assets or portions of the Assets which Seller may presently operate, since same may be subject to unit, pooling, communitization or operating agreements or other agreements which control the appointment of a successor operator.

(I)

Buyer agrees to indemnify and defend Seller and its Affiliates from any liabilities in relation to Claims made by Buyer or any of its Affiliates in relation to the matters described in this Section 6.2.

PREFERENTIAL RIGHTS AND CONSENTS

7.1	Notice of Preferential Right of Purchase.

(A)

If any portion of the Assets is subject to a preferential right of purchase or similar restriction, Seller shall promptly serve all notices that are required under the respective preferential purchase provisions. Unless otherwise agreed by Buyer, each such notice shall include a request for the timely exercise or waiver of any preferential or similar right to purchase any of the Assets.

(B)

Seller shall use Buyer’s allocations set forth in Exhibit D – Allocation of Purchase Price to ascertain the value placed by Buyer on any of the Assets for which Seller is required to give a preferential right of purchase notice pursuant to this Section 7.1.

7.2	Exercise of Preferential Rights. If a Third Party gives notice of its intent to exercise a preferential right to purchase all of the Assets, all of the following apply:

	(A)	The Assets shall not be sold to Buyer and the Agreement shall be terminated if such Third Party purchases and closes on all of the Assets.

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	(B)	Any preferential purchase right must be exercised in the manner prescribed in the JOA or any other document concerning preferential purchase rights.

7.3

Third Party Failure to Purchase. If a Third Party gives notice of its intent to exercise a preferential right to purchase any of the Assets, but does not purchase any or all of the Assets impacted by the preferential purchase rights for any reason, either before or within a reasonable time after Closing, there shall promptly be an additional Closing between Seller and Buyer for that portion of the Assets. Such additional Closing shall take place pursuant to the terms of this Agreement, by which Seller shall transfer the affected portion of the Assets to Buyer and Buyer shall promptly pay Seller that portion of the Purchase Price attributable thereto (or in the case of a negative allocation, Seller shall refund the absolute value of the negative amount to Buyer, without interest).

7.4	Consents.

(A)

If the sale of any portion of the Assets requires the consent of any Third Party, Seller shall promptly service all notices that are required under the respective consent provision. Unless otherwise agreed by Buyer, each such notice shall include a request for the granting of any consent that may be required.

(B)

If a Third Party required to give, prior to Closing, a necessary material consent refuses to give that consent, then the failure to give consent shall be considered an Alleged Title Defect for the purposes of Section 0.

TERMINATION

8.1	Termination of Agreement. This Agreement may be terminated only under any of the following provisions of this Agreement:

	(A)	Pursuant to Section 3.5, by Seller or Buyer if the Conditions Precedent to such Party’s obligations have not been satisfied or waived.

	(B)	Pursuant to Section 10.4(D), by either Party in the event of a Casualty Loss of Assets.

	(C)	Pursuant to Section 0, by either Party in the event of Aggregate Alleged Defects in excess of the specified amount.

	(D)	Pursuant to Section 21.1(C), by Seller in the event of a violation by the other Party of the provisions that prohibit conflicts of interest in Section 21.1(A).

	(E)	Pursuant to Section 7.2 (A).

8.2	Remedies Upon Termination. In addition to any other specific provision in this Agreement, the following applies in the event of a termination of this Agreement:

(A)

Buyer shall promptly return to Seller all original documents, data or materials delivered to Buyer by Seller, and destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed.

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(B)

If this Agreement is terminated by either Party under the provisions of Section 8.1, the Parties shall be released from their respective obligations under this Agreement and Seller shall return the Deposit, exclusive of interest, to Buyer.

(C)

If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close on this transaction, Seller may assert its right to specific performance, retain the Deposit and pursue any other right or remedy to which it might be entitled at law or in equity.

OBLIGATIONS AND BENEFITS AFTER EFFECTIVE DATE

9.1	Certain Definitions. In this Section 0, the following terms have the following meanings:

	(A)	“Obligations” means all costs, charges, and expenses arising out of or in respect of the Assets, except those that relate to:

		(1)	Claims, Liabilities and Indemnities (Section 0).

		(2)	Taxes (Section 0).

		(3)	Decommissioning Obligations (Section 0).

		(4)	Environmental Obligations (Section 0).

	(B)	“Benefits” means all sales invoices, receivables, revenue, receipts, rebates and any benefits arising out of or in respect of the Assets except those that relate to Taxes.

9.2	Allocation of Obligations and Benefits.

(A)

Buyer and Seller agree to allocate certain Obligations and Benefits in respect of the Assets that arise after the Effective Date in accordance with the following provisions, subject to the Closing taking place:

		(1)	Seller shall be liable for all Obligations which relate to the period prior to the Effective Date on an Accrual Basis.

		(2)	Buyer shall be liable for all Obligations which relate to the period after the Effective Date on an Accrual Basis.

(3)

Seller shall be entitled to all Benefits which relate to any period prior to the Effective Date on an Accrual Basis. If Buyer receives any Benefits which relate to such period, Buyer shall account to and reimburse Seller in respect of such Benefits.

(4)

Buyer shall be entitled to all Benefits which relate to the period on or after to the Effective Date on an Accrual Basis. If Seller receives any Benefits in respect of such period, Seller shall account to and reimburse Buyer in respect of such Benefits.

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(B)

This allocation of Obligations and Benefits shall be accomplished by the Accounting Adjustments set forth in Exhibit C – Accounting Adjustments. For amounts not captured by Exhibit C – Accounting Adjustments, Section 9.3 shall apply.

9.3

Payments in Respect of Obligations and Benefits. Any amount to be paid or reimbursed pursuant to Section 9.2 in respect of Benefits or Obligations that is not otherwise addressed by Accounting Adjustments shall be paid or reimbursed within ten Business Days of receipt of notification from the other Party. Any such payments shall be made to the Seller Account or Buyer Account, as appropriate.

INTERIM PERIOD

10.1

Preliminary Settlement Statement. No later than five Business Days prior to Closing Date, Seller shall prepare and deliver to Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”) that sets forth all of the following:

	(A)	The Adjusted Purchase Price.

	(B)	The Accounting Adjustments.

	(C)	Any other adjustments pursuant to Section 2.3 estimated in good faith by Seller in respect of the Assets.

The Preliminary Settlement Statement shall contain reasonable estimates where actual amounts are not known at the time. As actual costs and revenues are known, these amounts shall be taken into account in the Final Settlement Statement. The Preliminary Settlement Statement shall be prepared in accordance with generally accepted accounting principles generally used in the oil and gas industry.

10.2

Operations During Interim Period. During the Interim Period Seller, in its sole discretion, shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to the Effective Date. In addition, to the extent Seller is permitted to do so under the Asset Documents and applicable confidentiality obligations, and to the extent that the following are reasonably within Seller’s control, Seller shall to do the following:

	(A)	Keep Buyer informed of all material acts, matters and things relating to the Assets.

(B)

Not commit to any operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets, for its proportionate share, in excess of US$50,000 without prior written consent of Buyer. In the event that an Authority for Expenditure (“AFE”) in excess of US$50,000 (for Seller’s proportionate share) is proposed or contemplated, Seller shall provide such AFE proposal to Buyer for Buyer’s election, with Seller’s recommendation. Buyer will independently evaluate any required AFE election and shall assume the cost and risk of any consequences resulting from Buyer’s election to participate or Buyer’s election to not participate in or not approve an operation. In the event that Buyer fails to communicate its election decision to Seller’s designated AFE

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representative 48 hours prior to the AFE deadline (or 24 hours in the case of a 48-hour AFE), Buyer shall be deemed to have concurred with Seller’s recommendation. For the purposes of this Section 10.2 (B), electronic mail communication and facsimile notice to Buyer’s and Seller’s designated AFE recipients shall be permitted.

Seller’s Designated AFE recipient:

Ilia Lambert 661-654-7225

Buyer’s Designated AFE recipient:

(C)

Give Buyer, or any Person properly authorized by Buyer, reasonable access to all Data reasonably requested by Buyer, upon at least two Business Days’ prior written notice, subject to all of the following:

(1) Such information relates to the Assets or all material operations carried out in respect of the Assets.

(2) Reasonable access means access between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day.

(D)

Not sell, transfer, assign or encumber any of the Assets in any manner that would have a material adverse affect on the Assets, or agree to do the same, without Buyer’s prior written consent, except in respect of Permitted Encumbrances.

	(E)	Pay all expenses related to the Assets as they become due, where such expenses would be paid by a reasonably prudent party.

	(F)	Not propose, approve or participate in any material sole risk operation in respect of the Assets without Buyer’s prior written consent.

	(G)	Continue to maintain the Insurance Policies in full force and effect.

10.3

Exceptions to Seller’s Actions During Interim Period. The provisions set forth in Section 10.2(A) through 10.2(G) do not apply, and Seller is entitled to act, or refrain from acting, in such a manner as Seller elects without reference to Buyer or the provisions of this Section 10.2(A) through 10.2(G), in respect of any of the following circumstances:

	(A)	An act, omission or other matter expressly contemplated by this Agreement, including the taking of any steps necessary to satisfy the Conditions Precedent.

(B)

An act, omission or other matter to be undertaken pursuant to any work program or budget approved, or deemed to have been approved, under and in accordance with the Asset Documents or as otherwise required by the Asset Documents.

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	(C)	An act, omission or other matter undertaken in the event of emergency or where otherwise necessary, in the opinion of Seller, to safeguard any assets of Seller, including the Assets.

10.4	Casualty Loss of Assets. In the event of a Casualty Loss of any of the Assets, all of the following applies:

	(A)	Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller during the Interim Period.

(B)

Seller and Buyer shall meet to negotiate an adjustment to the Purchase Price that would reflect the “Reduction in Value” of the Assets directly arising from such Casualty Loss. For this purpose, “Reduction in Value” is based on the principle that Seller should generally bear the costs of repairing the Assets to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded or superior to that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs that is equitable under the circumstances because of the benefit to Buyer of such newer or upgraded or superior equipment or facilities. Except as to those Assets with a negative Buyer’s Allocation, no adjustment associated with a Casualty Loss shall exceed Buyer’s Allocation for the affected Asset. For any Asset with a negative Buyer’s Allocation, Buyer may give Seller written notice at least five business days prior to Closing and exclude from this Agreement the Asset subject to the Casualty Loss and increase the Purchase Price by an amount equal to Buyer’s negative Allocation for such Asset.

(C)

If the Parties are unable to agree on an adjustment to the Purchase Price that reflects the Reduction in Value resulting from the Casualty Loss, the Parties shall proceed to Closing with the Purchase Price being reduced by Seller’s estimate of the Reduction in Value of the Assets as a result of the Casualty Loss. Either Party may, within sixty days after the Closing Date, initiate binding arbitration in accordance with Section 23.5 to resolve the Dispute, without being required to first engage in negotiations or mediation. Any claim for a Casualty Loss not referred to arbitration within sixty days after Closing shall be deemed waived.

(D)

If the aggregate Casualty Losses and Asset exclusions, if any, under this Section 10.4 exceed fifty percent of the Purchase Price, either Party may, by written notice to the other at least five days prior to the Closing Date, terminate this Agreement. If either party exercises its option to terminate this Agreement pursuant to this Section 10.4(D), this Agreement shall become void and have no effect. Seller shall promptly return the Deposit to Buyer (exclusive of any interest earned), and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement.

10.5	Insurance Matters.

	(A)	Buyer acknowledges and agrees to all of the following:

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(1)

Prior to Closing, insurance covereage under and the rights to the Insurance Policies is for the sole benefit of Seller. After the Closing Date, no insurance coverage is provided under the Insurance Policies in respect of the Assets.

(2)

After the Closing Date, no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing Date, shall be made against or with respect to the Insurance Policies by the Buyer or its successors, or any Person subrogated to their rights.

(B)

Seller shall retain and be entitled to any and all insurance proceeds and other payments associated with or attributable to any Casualty Loss which has been remedied by Seller or for which a Purchase Price adjustment has been made. With the acceptance by Buyer of a Purchase Price adjustment, Seller is to be fully subrogated, to the full extent of such Purchase Price adjustment, to any right or claim held or which may be held by Buyer or persons claiming under Buyer for such Casualty Loss.

(C)

In the event that, at any time during the Interim Period, any circumstances arise in relation to the Assets which could found a Claim under the Insurance Policies, Seller shall, in consultation with Buyer, pursue such Claim.

(D)

Any monies received or receivable by Seller under any Insurance Policy in relation to the Assets during the Interim Period or after Closing, where no Purchase Price adjustment was made, shall be applied in the following manner:

		(1)	If received prior to Closing, such proceeds shall be applied by Seller in making good the subject matter of the Claim and if and to the extent not so applied, shall be paid to Buyer at Closing.

(2)

If received after Closing, such proceeds shall be paid to Buyer within twenty Business Days following receipt thereof as an adjustment by means of a reduction to the Purchase Price, net of any tax chargeable to Seller on the receipt. Seller is to be fully subrogated, to the full extent of such Purchase Price adjustment, to any right or claim held or which may be held by Buyer or persons claiming under Buyer for such Casualty Loss.

FINAL SETTLEMENT AND POST CLOSING MATTERS

11.1	Final Settlement Statement.

(A)

On or before the Business Day following one hundred eighty days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”). The Final Settlement Statement shall include:

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		(1)	Any additional adjustments under Section 2.3 and any changes to the Accounting Adjustments that were set forth in the Preliminary Settlement Statement, showing the calculation of such changes.

		(2)	As a set-off, any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement or any other agreement between Buyer and Seller.

		(3)	Copies of Third Party vendor invoices in excess of US$10,000.00 each, or other evidence of expenses agreed to by Buyer and Seller.

(B)

Within sixty days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written notice, either agreeing to the amounts due as set out in the Final Settlement Statement or setting out any changes that Buyer proposes be made to the Final Settlement Statement. If no written notice is delivered within that period, Buyer shall be deemed to have agreed to the Final Settlement Statement and each Party shall pay in accordance with Section 11.1(C). If such a written notice is delivered within that period that proposes changes to the Final Settlement Statement, then the following shall apply:

		(1)	Any amount which is not subject to dispute shall be paid in accordance to Section 11.1(C).

(2)

The Parties shall negotiate in good faith and use their reasonable endeavors to agree upon any disputed amounts due pursuant to the Final Settlement Statement no later than thirty days after Buyer’s submission of its written notice to Seller.

(3)

In the event the Parties fail to agree upon the amounts due within thirty days after Buyer’s submission of its written notice to Seller, then the disputed amounts shall be resolved pursuant to Section 0.

(C)

The payment owed by a Party to the other Party pursuant to the Final Settlement Statement shall be made within a period of ten Business Days after agreement by the Parties or determination pursuant to this Section 11.1, as the case may be.

11.2

Final and Binding. Subject to Section 11.1, the Final Settlement Statement shall be final and binding upon the Parties as to those Accounting Adjustments included therein. Buyer and Seller are not prohibited from settling additional accounting matters that may arise after the Final Settlement Statement as provided elsewhere is this Agreement, including but not limited to those provided in Sections 4.6 and 9.

11.3	Certain Payments After Final Settlement Statement. After the Final Settlement Statement has been agreed or determined, the following apply:

(A)

If any refund or reduction of Taxes is received by a Party and if such receipts would have resulted in an adjustment being made to the Final Settlement Statement if they had been identified at the time at which the Final Settlement Statement was agreed or determined, then the Party receiving the refund or reduction shall reimburse the Party entitled to the amount.

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(B)

If any payments of Taxes are paid by one Party which were not included in the Final Settlement Statement but which would have resulted in an adjustment being made to that Final Settlement Statement if such payments had been identified at the time at which the Final Settlement Statement was agreed or determined, then the Party which should have paid the Taxes shall reimburse the Party for that amount.

	(C)	Any payment under this Section 11.3 shall be treated as an adjustment to the Purchase Price. Any payments due shall be made in accordance with Section 9.3.

11.4	Audits.

(A)

Any revenues, receipts, costs, charges, expenses, liabilities or obligations (including the cost of any audit) accruing in respect of the Assets that results from an audit pursuant to any Asset Document or Operations Contract or from any other subsequent adjustment in relation to the operation of, and expenditure attributable to, the Assets in the period prior to the Effective Date shall accrue to Seller. Any such adjustment in respect of the Interim Period shall represent a further adjustment to the Purchase Price in accordance with the principles of this Section 0 and Exhibit C – Accounting Adjustments.

(B)

Where any such audit takes place after Closing, Buyer shall use all reasonable endeavors to enable Seller to make representations directly to any relevant Operator or failing that, shall itself make such representations on Sellers’ behalf in connection with such audit, and to notify Seller of any audit adjustment as soon as practicable after the results of such audit are known.

(C)

If as a result of any audit adjustment, either Buyer or Seller is liable to pay any amount to the other, then, to the extent that the Purchase Price has not otherwise already been adjusted pursuant to the provisions of this Section 0and Exhibit C – Accounting Adjustments in respect thereof, or the amount has not otherwise been paid, such amount shall be paid to Buyer or Seller (as appropriate) within thirty days after the amount receivable or payable as a result of such an audit or other subsequent adjustment has been taken into account by the relevant Operator in the Operator’s billing statement.

11.5	Calculating Adjustments.

(A)

No payment shall be made under this Section 0 in respect of any item to the extent that the Purchase Price has already been adjusted under Section 2.3 or Exhibit C – Accounting Adjustments in respect of that item.

(B)

All of the calculations to be made pursuant to this Section0 shall be made on an Accrual Basis and in accordance with accounting principles currently generally accepted in the oil and gas industry in the United States and such principles shall be consistently applied for the purposes of any and all disputes between the Parties.

	(C)	Where responsibility for any liability or Asset has been allocated to a Party by adjustment to the Purchase Price under this Section 0 and Exhibit C –

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Accounting Adjustments, no indemnity shall operate so as to give a Party multiple credits or multiple liability for such Asset or liability or to reallocate responsibility for such liability.

OIL AND GAS IMBALANCES

12.1

Buyer’s Acknowledgement. Buyer acknowledges that any imbalance amounts are derived from either Operator’s statements or Seller’s estimates based upon current production, prior sales history or contract information and such statements or estimates were provided to Buyer and were taken into consideration in Buyer’s Allocation of the Purchase Price.

12.2	Production Imbalances.

	(A)	“Production Imbalances” means any over-production or under-production with respect to oil or gas produced from or allocated to the Assets, where Seller as of the Effective Date is out of balance with:

		(1)	The Operator.

		(2)	Other working interest parties in the Assets.

		(3)	Third parties pursuant to a production handling agreement.

(B)

Regardless of whether Seller is over-produced or under-produced as to its share of total oil, condensate or gas production, any balancing obligation or credit arising from such over- or under-production balance as of the Effective Date shall transfer to Buyer on the Effective Date, and Seller shall have no further liability therefore nor benefit therefrom (whichever the case may be), and as of the Effective Date, Buyer expressly assumes any such obligation or credit.

(C)

If Seller is a party to an oil or gas balancing agreement, a production handling agreement or other reconciliation obligations pursuant to any operating agreement or commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If the Assets are not covered by a balancing agreement, a production handling agreement or other reconciliation obligations pursuant to any operating agreement or commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law.

	(D)	Buyer shall indemnify and defend Seller and Seller Parties against any and all Claims arising directly or indirectly out of Buyer’s failure to fulfill its obligations under this provision.

CLAIMS, LIABILITIES AND INDEMNITIES

13.1	INTENT OF INDEMNITY PROVISIONS. The Parties agree to allocate between them certain risks and responsibility for all Claims as set out below.

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13.2	BUYER ASSUMPTION OF RISK. Buyer accepts and assumes the risk of all of the following as of the Effective Date:

(A)

Damage to all or any part of the Assets including obligations arising out of any latent physical or design defect in the field facilities existing or attributable to the period prior to Closing and which is not discovered until after the Closing Date.

(B)

Any change in the condition of the Assets during the Interim Period resulting from the production of Petroleum Substances through normal depletion (including the watering out, sand infiltration, breakdown, or other loss or reduction of utility of any well).

	(C)	Any change in the value of the Assets resulting from the outcome of any pending exploration, development and production operations.

13.3

RELEASE AND DISCHARGE BY BUYER. Buyer releases and discharges Seller and Seller Parties from each Claim relating to the Assets or this Agreement of the nature described in Section 13.2, regardless of whether relating to periods before or after the Effective Date or whether the Claim is foreseeable or unforeseeable.

13.4	BUYER’S GENERAL INDEMNIFICATION.

(A)

Buyer shall indemnify and defend Seller and Seller Parties against all Claims (except for those Claims identified on Schedule 5.1) whether relating to periods prior to or after the Effective Date, in any way arising out of, related to, or connected with any of the following:

		(1)	The Assets.

		(2)	Buyer’s or Seller’s ownership, operations or activities related to the Assets and the contracts and agreements pertaining thereto.

(3)

Any of the obligations, responsibilities or liabilities assumed by Buyer under this Agreement, including Decommissioning Obligations in accordance with Section 15.2 and Environmental Obligations in accordance with Sections 16.4, 16.5 and 16.6.

	(B)	Buyer’s indemnity does not include the matters for which Seller agrees to indemnify Buyer pursuant to Section 13.5.

13.5	SELLER’S INDEMNIFICATION WITH REPECT TO CERTAIN ITEMS. Seller indemnifies Buyer and Buyer Parties against all Claims relating to periods prior to the Effective Date that relate to:

(A)

The payment, underpayment or nonpayment of royalties, overriding royalties, production payments, net profits payments or other payments on production or the proper accounting or payment to parties for their interests therein.

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	(B)	The payment, underpayment or nonpayment of property, ad valorem, windfall profit, severance or other similar taxes relating to the Assets or the Seller.

	(C)	Claims identified on Schedule 5.1.

13.6	CONFLICT OF INTEREST. Buyer indemnifies Seller against Claims that arise out of or in connection with any inaccuracy of the representations set out in Section 5.2(E) or any violation of Section 21.1.

13.7

INDEMNITY OBLIGATIONS REGARDLESS OF CAUSE. The release and indemnity obligations set out in this Agreement apply regardless of the cause, notwithstanding the active, passive, contributory, concurrent, gross, sole or joint negligence of any Person indemnified, regardless of whether liability of any kind is imposed or sought to be imposed on any person indemnified, and whether any Claim is in tort, under contract, or otherwise at law.

13.8

LIMITATION ON CLASSES OF DAMAGES. Buyer and Seller mutually waive and release to the fullest extent permitted by applicable law, all of the following Claims for damages arising out of this Agreement, whether such Claims are made in connection with an indemnity specified in this Section 0, a breach of any obligation under this Contract or otherwise, except for Claims arising from the obligation of a Party to indemnify the other Party for Third Party Claims:

	(A)	Indirect or consequential loss, including all of the following:

(1) Loss of production, including production of petroleum or petroleum products.

(2) Loss of prospective economic advantage or benefit.

(3) Loss of business opportunity.

	(B)	Punitive or exemplary damages.

	(C)	Lost profits.

The waiver and release under this Section 13.8 applies regardless of the active, passive, contributory, concurrent, gross, or sole negligence, intentional, wanton, or willful misconduct, strict liability without fault, regulatory liability, or other fault or responsibility of either Party.

13.9	DEFENSE OF CLAIMS.

(A)

Whenever a Party (“Indemnifying Party”) indemnifies an indemnified party under this Agreement (“Indemnitee”) against Claims, the Indemnifying Party shall defend and hold the Indemnitee harmless against those Claims and against all reasonable costs, expenses and fees of any kind (including attorneys’ fees) incurred by the Indemnitee in defending those Claims.

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(B)

If any Third Party notifies an Indemnitee of any Claim that the Third Party intends to bring or has brought (a “Third Party Claim”) which gives rise to a Claim for indemnification against the Indemnifying Party, then the Indemnitee shall promptly, and in any event within thirty Business Days after receiving notice of the Third Party Claim, notify the Indemnifying Party of the Third Party Claim in writing, giving reasonably detailed information concerning the Third Party Claim.

(C)

The Indemnifying Party shall have the right to, if requested in writing by the Indemnitee, conduct the defense of the Third Party Claim at its sole cost. An Indemnitee has the right to reasonably object to counsel selected by the Indemnifying Party and select alternative counsel at the cost of the Indemnifying Party.

(D)

Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 13.9(C) the Indemnitee may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

(E)

The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(F)

Notwithstanding Section 13.9(D), the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not to be unreasonably withheld or delayed.

(G)

If a Third Party Claim is made, each Party agrees to provide to the other Party and its authorized employees and its professional advisers all material technical, legal and financial information necessary or conducive to the proper defense of the Third Party Claim. Each Party shall keep all such information confidential and only use the information in connection with the Third Party Claim.

13.10	INDEMNIFICATION LIMITATION. If Seller is an Indemnifying Party under this Agreement, Seller’s indemnification obligation shall be limited by the following:

	(A)	Seller shall not be liable for any Claim for which the amount of such Claim does not exceed $10,000.00 (excluding interest, costs and expenses).

	(B)	The maximum aggregate liability of Seller’s indemnification obligation to Buyer and the Buyer Parties under this Agreement shall not exceed twenty-five percent of the Purchase Price..

13.11

INDEMNITY PAYMENTS. Indemnity payments shall be treated as an adjustment to the Purchase Price. All indemnity payments shall be made on an after tax basis, which for the purpose of this Section 13.11 means that in calculating the amount of an indemnity there shall be taken into account each of the following:

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	(A)	The amount by which any liability for Taxes of the Indemnitee is actually increased as a result of the indemnity payment being received.

(B)

If any withholding tax is suffered on the payment of an indemnity payment, the Indemnifying Party shall pay such additional sum to the Indemnitee as will, after the deduction or withholding has been made, leave the Indemnitee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(C)

If the Indemnitee becomes entitled to a credit or repayment in respect of such withholding tax, it shall pay to the Indemnifying Party such amount as will leave the Indemnitee in no worse or better position than if the withholding had not been suffered.

TAXATION

14.1	Tax Obligations. The Parties agree to allocate their respective responsibilities and obligations for certain types of Taxes with respect to this Agreement as described in this Section 0.

14.2	Payment of Taxes.

	(A)	All real estate, use, occupation, ad valorem, personal property taxes and similar charges on any of the Assets shall be prorated as of the Effective Date.

(1)

Seller is responsible for and shall pay all such taxes for all periods prior to the Effective Date and is entitled to all refunds, recoupments, rebates and credits for such items with regard to such periods.

(2)

Buyer is responsible for and shall pay all such taxes for all periods on or after the Effective Date and is entitled to all refunds, recoupments, rebates and credits for such items with regard to such periods.

	(B)	Oil and gas production and severance taxes, windfall profits taxes, and any other similar taxes applicable to Petroleum Substances produced from or attributable to the Leases or Units.

(1) Seller is responsible for and shall pay all such taxes prior to the Effective Date and is entitled to all refunds, recoupments, rebates and credits for such items with regard to such periods.

(2)

Buyer is responsible for and shall pay for all such taxes applicable to Assigned Petroleum Substances on and after the Effective Date and is entitled to all refunds, recoupments, rebates and credits for such items with regard to such periods.

	(C)	Sales, use and similar taxes arising out of the sale of the Assets.

(1) Buyer is responsible for and shall pay all such taxes.

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(2)

At the Closing, Buyer shall pay Seller all state and local sales or use taxes applicable to that portion of the Assets which is tangible personal property, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law.

(3)

However, if Buyer holds a direct payment permit or other tax registration which is valid at the time of the Closing, Buyer shall assume all responsibility for remitting to the appropriate taxing authority the state and local sales and use taxes due, and shall provide Seller with any exemption certificates or other documentation required under applicable law in lieu of paying Seller the taxes due.

(4)

Both parties shall reasonably cooperate to eliminate or reduce the assessment of such taxes with respect to any of the Assets. Any reasonable legal or other expenses incurred by Seller to reduce or avoid any of such taxes attributable to Buyer shall be paid or reimbursed by Buyer.

(D)

Buyer shall indemnify and defend Seller and the Seller Parties with respect to any Claims for Taxes which are the obligation of Buyer under this Agreement, including any court costs and attorney’s and other advisor fees. In the event that the Effective Date is not within the same calendar month as the Closing Date, Buyer shall reimburse Seller for any interest and penalties due and owing on any late reported sales or other Taxes.

DECOMMISSIONING

15.1

Buyer Assumption of Decommissioning Obligations. As additional consideration for the sale and transfer of the Assets, Buyer shall assume and shall timely and fully satisfy all Decommissioning Obligations associated with the Assets.

15.2

Buyer Indemnity for Decommissioning Obligations. Buyer shall indemnify and defend Seller and its Affiliates against any and all Claims, whether based on any theory of liability, including tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party, whether arising from, resulting from or related to Buyer’s failure to timely and fully satisfy the Decommissioning Obligations as set forth in this Agreement or as may be imposed by any applicable statutes, laws, rules, regulations, or orders.

15.3	Further Actions.

(A)

Buyer further agrees to take whatever actions are necessary to protect Seller from being subjected to any such Claims, including removal, remediation and restoration, and shall comply with reasonable requests by Seller that Buyer take such actions.

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(B)

Buyer shall provide to Seller such assistance as Seller may reasonably request in order to have Seller released from any notice issued to Seller in relation to the Assets pursuant to any applicable law.

15.4	Decommissioning Guarantee.

(A)

Buyer shall furnish to Seller at Closing a duly executed decommissioning guarantee (the “Decommissioning Guarantee”) guaranteeing the performance by Buyer of the Decommissioning Obligations. The Decommissioning Guarantee shall meet the following criteria:

		(1)	The Decommissioning Guarantee must be in a form reasonably acceptable to Seller, subject to Seller’s prior approval.

		(2)	The Decommissioning Guarantee may be issued by a Third Party with a credit rating satisfactory to Seller in its sole discretion.

		(3)	The Decommissioning Guarantee may be an irrevocable standby letter of credit or performance bond that has no expiration or termination date.

		(4)	The Decommissioning Guarantee shall be in the amount of US$200,000.00.

Buyer’s assumption of the Decommissioning Obligations is not limited by the amount of the Decommissioning Guarantee.

Buyer shall maintain the Decommissioning Guarantee in full force and effect at all times and at Buyer’s sole cost, until Seller is satisfied that all Decommissioning Obligations, whether of Buyer or of its successors and assigns, have been fully performed. Seller in its sole discretion may reduce the amount of the Decommissioning Guarantee when Buyer has sufficiently satisfied all or part of the Decommissioning Obligations to warrant such a reduction, or as otherwise provided for in the Decommissioning Guarantee.

(B)

Buyer shall not alter or replace any agreements relating to the provision of security or finance for decommissioning liabilities with respect to the Assets already existing at the Effective Date without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(C)

Buyer shall, whenever requested to do so by Seller, exercise and enforce its rights under all abandonment security arrangements with respect to the Assets to ensure that the funds or financial instruments comprised therein are called or applied in exclusively meeting the costs of decommissioning the field facilities as agreed, thereby providing assurance to Seller that such funds and instruments will be so applied.

ENVIRONMENTAL MATTERS

16.1	Environmental Review.

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(A)

During the Interim Period, Buyer may request access to the Assets (if operated by Seller) and the non-privileged environmental data in Seller’s files pertaining to the Assets. Buyer may request Seller’s assistance in gaining access to Assets operated by others, but Buyer shall be responsible for contacting the operators of such Assets to arrange for review and inspection, at Buyer’s sole cost, risk and expense. In respect of these rights, Buyer acknowledges each of the following:

(1)

Any access to Seller-operated Assets or Seller’s data is given as an accommodation only, at Buyer’s sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so, or otherwise, disclosed to or obtained by Buyer.

		(2)	Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(B)

Seller shall cooperate with Buyer to facilitate the performance by Buyer of any environmental testing that Buyer wishes to conduct at Buyer’s sole cost and risk during the Interim Period, which testing shall be conducted in a reasonable manner so as not interfere with Seller’s or operator’s operation of the Assets. Buyer acknowledges each of the following:

		(1)	Results of any such tests shall be kept strictly confidential, and shall not be disclosed to any other party, except to the extent disclosure is required under applicable law.

		(2)	At Seller’s sole option, Buyer shall either destroy the results of such tests for any of the Assets that Buyer does not purchase or deliver the results to Seller.

	(C)	Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing.

16.2	Alleged Environmental Defects.

(A)

Buyer shall notify Seller in writing by 15 July 2010 (the “Defect Notice Date”) if Buyer believes that the environment associated with the Assets contains an Alleged Environmental Defect, as defined below.

	(B)	An “Alleged Environmental Defect” is a violation of Environmental Laws to the extent that, as to each individual Alleged Environmental Defect, at least one of the following conditions applies:

		(1)	Prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment of US$25,000.00 or more.

		(2)	Performance of corrective work in respect of such Alleged Environmental Defect required by Environmental Laws would be

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reasonably likely to result in expenditures of US$25,000.00 or more, net to Seller’s interest in the affected Asset.

	(C)	Such notification (the “Notice of Alleged Environmental Defect”) must include all of the following information:

		(1)	A detailed description of such claims.

		(2)	A copy of any environmental assessments, reports, data and information pertaining to such claims.

		(3)	Buyer’s calculation of the amount by which such claims have diminished the value of the Assets, which amount shall be determined by Buyer in good faith and in a commercially reasonable manner.

(D)

The aggregate value of all Alleged Environmental Defects must exceed US$50,000.00 (“Alleged Environmental Defect Minimum Threshold”) before there shall be any Purchase Price Adjustment or further action required of Seller under this Section with respect to an Alleged Environmental Defect. Buyer shall in any event bear the cost of the first US$50,000.00 of Alleged Environmental Defects.

16.3	Remedies for Alleged Environmental Defect.

(A)

With respect to each Alleged Environmental Defect asserted by Buyer in a Notice of Alleged Environmental Defect, if Seller requests, Seller and Buyer shall discuss and determine whether a particular matter constitutes an Alleged Environmental Defect. As to each claim of an Alleged Environmental Defect made by Buyer on or prior to the Defect Notice Date (and upon satisfaction of the Alleged Environmental Defect Minimum Threshold set forth in Section 16.2 above), Buyer and Seller shall endeavor to agree upon one of the following options:

(1)

On or before the Closing, Seller and Buyer shall agree in writing whether Seller shall correct or make arrangements for the correction of such Alleged Environmental Defect. The Closing shall take place and the Purchase Price shall not be reduced in these circumstances. Seller shall indemnify and defend the Buyer and the Buyer Parties against all Claims attributable to such Alleged Environmental Defect.

(2)

Buyer shall correct or make arrangements for the correction of such Alleged Environmental Defect after the Closing occurs. The Closing shall take place, provided that the Purchase Price shall be reduced by an amount mutually agreed by the Parties. Buyer shall indemnify and defend the Seller and the Seller Parties against all Claims attributable to such Alleged Environmental Defect.

(3)

Buyer shall accept the Assets subject to such Alleged Environmental Defect and the Closing shall take place without any adjustment of the Purchase Price. Seller shall indemnify and defend Buyer and the Buyer

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Parties against all Claims incurred by Buyer with respect to such Alleged Environmental Defect, up to, but in no event to exceed, the sum of US$50,000 (such amount being cumulative for any and all claims of Alleged Environmental Defect made by Buyer). Seller’s obligation to pay up to the aforementioned sum applies only after such Claims exceed US$50,000, which amount shall be borne by Buyer. In the event of a claim of an Alleged Environmental Defect and a demand for indemnification by Buyer hereunder, Seller reserves the right to jointly negotiate with Buyer and the agency or party, if any, making such claim the right of access to the affected site, the use of temporary storage and resources at such site, to the full extent held by Buyer, and the right to perform assessment, removal and remedial operations for such Alleged Environmental Defect, at its cost and risk, and any sums so expended by Seller shall be a credit against Seller’s indemnity obligation, if any, under this Section 16.3(A)(3).

	(B)	If Buyer and Seller are not able to agree on the selection of one of the remedies set forth in Section 16.3(A) above, then the remedies set forth in Section 16.3(A)(3) shall apply.

	(C)	Each Party shall cooperate with the other Party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.

16.4	Indemnity Provisions.

(A)

The indemnities for Alleged Environmental Defects and for Claims related thereto, as provided for in this Section 16.4 by Buyer and Seller, as the case may be, shall include the obligation to indemnify and defend Buyer or Seller, as the case may be, and the Buyer Parties and Seller Parties, respectively, against any and all Claims (including expenses associated with investigation of claims, testing and assessment), whether based on any theory of liability, including negligence, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Buyer or Seller or any other person or party, arising under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, regulations, or orders.

(B)

The indemnities shall further include an agreement by the party providing the indemnification to take whatever actions are necessary to protect the party being indemnified from being subjected to any such Claims and to comply with reasonable requests by the party being indemnified to take such actions.

16.5

Post-Closing Environmental Indemnification by Buyer. As of the Closing, but subject to the provisions of Sections 16.3 and excluding any Claims identified in Schedule 5.1, Buyer specifically assumes and shall be responsible for all Environmental Obligations of Seller and the Seller Parties with respect to the Assets and shall indemnify and defend Seller and the Seller Parties from and against any and all Claims under any

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Environmental Law with respect to the Assets, including any Environmental Obligations existing prior to or as of the Effective Date or relating to periods arising before the Effective Date.

(A)

Furthermore, all future assignees and successors of Buyer shall indemnify and defend Seller and the Seller Parties from and against any and all Claims under any Environmental Law with respect to the Assets. Any conveyance, transfer or assignment of all or part of the Assets by Buyer, its successors or assigns, in which the grantee, transferee or assignee fails to expressly assume this obligation, shall be deemed null and void.

(B)

Buyer further agrees to cause the provisions of this clause to be included in all subsequent sales or transfers of any interest in the Assets, and to cause all purchasers or transferees of the Assets to expressly acknowledge and assume all such obligations.

16.6	Buyer Indemnification Regarding NORM and other Hazardous Substances.

(A)

It is expressly recognized by Buyer that the lands or water bottoms, along with surface facilities and production equipment located on the lands or water bottoms, having been used in connection with oil, gas, and water production, treatment, storage, and disposal activities, may contain NORM, asbestos and other hazardous substances as a result of these operations.

	(B)	After the Effective Date, the generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall be the sole responsibility of Buyer.

(C)

Buyer and all future assignees and successors of Buyer shall indemnify and defend Seller and the Seller Parties from any and all Claims (including expenses associated with investigation of claims, testing and assessment), whether based on any theory of negligence, tort, breach of contract, breach of warranty, strict liability, regulatory liability or statutory liability, regardless of the sole, joint or concurrent negligence, breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party, in any way arising from, resulting from or related to the presence of NORM, asbestos or other hazardous substances, whether such NORM, asbestos or other hazardous substance was in place before or after the Effective Date.

(D)

Any conveyance, transfer or assignment of all or part of the Assets by Buyer, its successors or assigns, in which the grantee, transferee or assignee fails to expressly assume this obligation, shall be deemed null and void. Accordingly, lands or water bottoms, the Wells, and the Facilities transferred pursuant to this Agreement are transferred with the restriction that they shall be used only in connection with oil and gas producing activities associated with the Leases, and shall not be subsequently transferred by Buyer or Buyer’s assignee for unrestricted use unless the concentrations of NORM, asbestos or other hazardous substances associated therewith are independently determined by a competent laboratory and are found below the levels specified as allowable for unrestricted

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transfer as set forth in any and all applicable laws, orders, rules or regulations of any Government Entity or court having jurisdiction.

	(E)	Buyer agrees to comply with all provisions of such laws, orders, rules or regulations applicable to said lands or water bottoms, the Wells, and the Facilities.

(F)

Buyer further agrees to cause the provisions of this clause to be included in all subsequent sales or transfers of any interest in the Assets, and to cause all purchasers or transferees of the Assets to expressly acknowledge and assume all such obligations.

16.7

Waiver. Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including environmental contamination and Alleged Environmental Defect), unless raised by proper notice within the applicable time period set forth in Section 16.2 and made Seller’s responsibility under Section 16.3. Buyer, acting on behalf of itself and the Buyer Parties and their successors and assigns, irrevocably waives any and all claims, except Claims covered under Seller’s indemnities pursuant to Section 16.3, that they may now or hereafter have against Seller and the Seller Parties associated with the same.

TITLE MATTERS

17.1	Asset Title Review.

(A)

During the Interim Period, Buyer shall have reasonable access, without express or implied warranty of any kind regarding the accuracy of such information, to copies of non-privileged information in Seller’s possession regarding Seller’s title to the Assets, which information Buyer may copy at its sole cost and expense, unless prohibited by agreement between Seller and a Third Party.

(B)

Except as otherwise provided in this Agreement, Seller shall not be required to perform any additional title work. Any existing abstracts and title opinions have not been made, and will not be made, current by Seller.

(C)

Buyer specifically agrees that any conclusions made from any examination done or caused to be done from Seller-furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

17.2	Alleged Title Defects.

	(A)	An “Alleged Title Defect” is any defect or deficiency in title, except for Permitted Encumbrances, that results in any of the following:

(1) Creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets.

(2) Diminishes Seller’s net revenue interest (defined as Seller’s share of the proceeds from the sale of Petroleum Substances produced from and

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allocable to the Assets, net of all royalties, overriding royalties, and other burdens on production) from that set forth on Exhibit A – Description of Assets.

(3)

Increases Seller’s working interest (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Exhibit A – Description of Assets without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest.

(B)

If, prior to Closing, Buyer becomes aware of any matter Buyer considers to be an Alleged Title Defect as defined in Section 17.2(A), Buyer shall notify Seller in writing as soon as reasonably practicable after Buyer becomes aware of such Alleged Title Defect, but, in any event, by 15 July 2010 (the “Defect Notice Date”).

	(C)	Such notice (“Notice of Alleged Title Defect”) shall include all of the following information:

		(1)	A specific description of the matter Buyer asserts as an Alleged Title Defect.

		(2)	A specific description of the Asset or portion of the Assets that is affected by the Alleged Title Defect.

(3)

Buyer’s calculation of the amount by which each Alleged Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner.

		(4)	All necessary and desirable supporting documentation, including any abstracts and title opinions or updates thereto that describe or explain the Alleged Title Defect.

	(D)	No adjustment to the Purchase Price for Alleged Title Defects shall be made unless and until, and only to the extent that both of the following occur:

		(1)	With respect to each Lease or parcel of land, the individual value of each Alleged Title Defect exceeds US$50,000.00.

		(2)	The value of all Alleged Title Defects exceeds US$50,000.00.

	(E)	Buyer shall in any event bear the cost of the first US$50,000.00 of all Alleged Title Defects.

17.3	Remedies for Title Failures.

(A)

With respect to each Alleged Title Defect asserted by Buyer in a Notice of Alleged Title Defect, if Seller requests, Seller and Buyer shall discuss and determine whether a particular matter constitutes an Alleged Title Defect.

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(B)

Prior to Closing, Seller shall have the right but not the obligation to cure any Alleged Title Defect asserted in such Notice at its own expense and by any reasonable means, including Seller indemnification, in which case the Closing shall take place without adjustment of the Purchase Price.

(C)

If Seller fails to cure any Alleged Title Defect on or prior to Closing, it shall be deemed to be a title failure (“Title Failure”) as to the relevant Asset. Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and, unless waived by Buyer, shall mutually agree to one of the following options with respect to each Title Failure, subject to the provisions of Section 0:

(1)

If the Title Failure results from a difference in the net revenue interest for a Lease from that shown on Exhibit A – Description of Assets, the Closing shall take place, provided that the Purchase Price shall be reduced by an amount (the “Defect Amount”) determined by multiplying the amount of the Purchase Price allocated to the affected Lease by a fraction, the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Exhibit A – Description of Assets and the denominator of which shall be the net revenue interest shown on Exhibit A – Description of Assets.

(2)

If the Title Failure results from a difference in the working interest for a Lease from that shown on Exhibit A – Description of Assets, the Closing shall take place, provided that the Purchase Price shall be reduced by a Defect Amount determined by multiplying the amount of the Purchase Price allocated to the affected Lease by a fraction, the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Exhibit A – Description of Assets and the denominator of which shall be the working interest shown on Exhibit A – Description of Assets.

(3)

If the Title Failure is one other than described in Sections 17.3(C)(1) or 17.3(C)(2), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

17.4

Waiver. Buyer waives for all purposes all objections associated with the title to the Assets (including Alleged Title Defects), unless raised by proper notice within the applicable time period set forth in Section 17.2 and not cured or settled under Section 17.3; and Buyer, acting on behalf of the Buyer Parties and their successors and assigns, irrevocably waives any and all claims they may have against Seller and the Seller Parties associated with the same.

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TERMINATION FOR AGGREGATE ALLEGED DEFECTS

18.1	“Aggregate Alleged Defects” means the total amount of Alleged Environmental Defects and Title Failures (if applicable).

18.2

If the total amount of Aggregate Alleged Defects is equal to or greater than US$50,000.00, then either Buyer or Seller may terminate this Agreement by giving notice to the other Party prior to Closing.

RIGHT OF FIRST REFUSAL ON PRODUCTION

19.1

Right of First Refusal. Seller reserves the option and right (Seller’s “Right of First Refusal”) to purchase or designate the purchaser of all or any part of the Petroleum Substances produced from or allocated to the Assets, except Petroleum Substances used for operating purposes for the Assets.

(A)

Seller may exercise its Right of First Refusal at Closing by giving notice to Buyer prior to Closing. After the Closing, Seller may exercise its Right of First Refusal at any time during the term of the Leases by giving notice to Buyer in accordance with Section 19.3.

(B)

For the Right of First Refusal for gas, Seller or its designee shall have the right to purchase the full stream of gas at or near the wellhead, if the gas is not processed, or the residue gas at the tailgate of the applicable processing plant, if the gas is to be processed.

	(C)	For the Right of First Refusal for oil, Seller also reserves the right to designate the transporter and mode of transportation.

(D)

If Seller does not exercise its Right of First Refusal or elects to purchase part but not all of the Petroleum Substances (e.g. elects to purchase gas but not oil) the election will not constitute a waiver of Seller’s right to purchase Petroleum Substances at a later time and from time to time. Except to the extent of Seller’s election to purchase Petroleum Substances under this article, Seller will have no obligation to purchase or to furnish a market for all or any part of the Petroleum Substances.

(E)

Seller may assign, at any time and from time to time, its preferential right to purchase to any subsidiary or affiliate or any partnership of which it is a partner. Upon assignment, the assignee will have the same rights as Seller under this article.

19.2

Effect of Pre-Existing Contract Obligations. Seller’s Right of First Refusal shall not apply to any oil or gas production that is covered by a Supply Contract which Buyer assumed from Seller or which Buyer was required by Seller to execute contemporaneously with this Agreement. Upon expiration of the original term or upon early termination of any such Supply Contract, Seller’s Right of First Refusal shall become fully applicable and Buyer shall notify Seller of such event in advance.

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19.3

Notification. If Seller exercises its Right of First Refusal prior to Closing, Seller and Buyer shall enter into the necessary purchase agreements. If Seller does not exercise its Right of First Refusal prior to or at Closing, Buyer shall notify Seller as soon as possible following a determination by Buyer that Buyer will have any Petroleum Substances produced from the Assets available for sale. Such notice shall include Buyer’s best estimate as to the quanity and quality of Petroleum Substances that will be available and the location at which Buyer proposes to sell such Petroleum Substances. Notices pertaining to Seller’s Right of First Refusal shall be given both by mail and electronically and addressed as follows, unless Seller has provided Buyer written notice of a change of address for production notices:

For Oil Production:

Chevron Products Company,
a division of Chevron U.S.A. Inc.
Attention: Equity/Lease Crude Team
Leader
1500 Louisiana St.
Houston, TX 77002
Facsimile: (832) 854-4866
cc: drle@chevron.com

19.4	Notification Procedure and Price Determination for Right of First Refusal for Gas.

(A)

Buyer will include in its notice of available gas production either a request for an offer by Seller or Seller’s designee to purchase the gas production, or a bona fide offer from a Third Party that Buyer is willing to accept, and offer Seller or Seller’s designee an opportunity to match such bona fide Third Party offer and purchase the gas production on substantially equivalent terms as defined below.

(B)

If Buyer requests a purchase offer from Seller, Buyer may in its notice establish a reasonable deadline for Seller or its designee to make a purchase offer, not less than twenty-one days from delivery of Buyer’s notice. If Seller or its designee elects not to submit an offer or fails to do so within this deadline, or if an offer submitted by Seller or Seller’s designee is unacceptable to Buyer, Buyer may seek Third Party offers. If Buyer seeks Third Party offers, the right of first refusal procedure described in Section 19.4(C) shall apply.

	(C)	If Buyer receives and is willing to accept a good faith Third Party offer to purchase the gas production, either before or after requesting an offer from Seller, then the following applies:

		(1)	Buyer shall submit a copy of the bona fide Third Party offer to Seller.

(2)

Seller or Seller’s designee may elect to purchase gas production on substantially equivalent terms as the Third Party offer, by giving written notice to Buyer within twenty-one days after Seller’s receipt of Buyer’s submission of such offer. “Substantially equivalent terms” in this context means terms that are equal to price and length of term. Upon Seller electing to purchase the gas production under terms substantially

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equivalent to the bona fide Third Party offer, Buyer shall accept the terms of Seller’s offer for the length of the term and cannot submit additional Third Party offers during that term.

		(3)	If Seller or Seller’s designee elects not to match the Third Party offer or fails to respond within the allotted time, Buyer may sell the gas production under the Third Party offer.

(4)

Upon expiration of the original term of the Third Party offer, Seller’s Right of First Refusal is reinstated and the procedure set forth in this Section 19.4(C) shall be followed prior to any subsequent sale of gas production. Evergreen contracts shall supersede Seller’s Right of First Refusal only during the initial term of the Third Party offer.

19.5	Notification Procedure and Price Determination for Right of First Refusal for Oil.

	(A)	Seller may elect to purchase or designate the purchaser of the oil production at agreed upon terms, provided the price is market value in the field.

(B)

Buyer shall notify Seller if Buyer receives a good faith offer from a responsible Third Party to purchase oil on an outright basis at the Lease. Seller may waive its Right of First Refusal or elect to purchase the oil on terms substantially equivalent to those offered to Buyer. “Substantially equivalent terms” in this context means terms that are equal to price and length of term.

(C)

Upon Seller electing to purchase the oil under terms substantially equivalent to the good faith Third Party offer, Buyer shall accept the terms of the offer for the length of the term and cannot submit additional Third Party offers during that term.

(D)

If Seller fails to exercise its Right of First Refusal, Buyer shall notify Seller if the then current oil sales arrangement is changed or terminated. In these circumstances, Seller has the Right of First Refusal on any subsequent Third Party offers. Failure of Seller to reply to such notice shall be construed to be a waiver. Following such waiver by Seller, if Buyer accepts such Third Party offer, the preferential right provided in this Section 0 will not be enforceable for the term of the Third Party offer (with the exception of evergreen contracts which shall supersede Seller’s Right of First Refusal only during the initial term of the Third Party offer). Seller’s Right of First Refusal shall be reinstated and the procedure set forth herein shall apply upon expiration of the term of the Third Party purchase.

ANNOUNCEMENTS AND CONFIDENTIALITY

20.1	Confidentiality.

(A)

The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any Third Party by any Party without the prior written approval of the other Parties, except as permitted by Section 20.2 or by

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Seller in connection with serving preferential right to purchase notices pursuant to Section 7.

(B)

Buyer shall keep all Confidential Information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets strictly confidential prior to Closing. Confidential Information subject to any JOA shall remain subject to those terms, after Closing.

(C)

Buyer shall not disclose, trade or otherwise divulge the Confidential Information prior to Closing to any Person, except as permitted by Section 20.2, provided that prior to being given access to such information, such recipients have agreed to maintain the confidentiality of such Confidential Information.

(D)

Prior to Closing, nothing in this Agreement shall terminate, modify or supersede the terms and provisions of the confidentiality agreement previously entered into between the Parties. Upon Closing, such confidentiality agreement shall terminate as to the Assets purchased by Buyer, except for those terms or provisions expressly surviving termination.

(E)

If the Closing does not occur for any reason, the confidentiality agreement previously entered into between the Parties shall remain in full force and effect. Additionally, both of the following shall apply:

(1)

Buyer agrees that all Confidential Information shall remain confidential, except to the extent such information is available in the public domain other than through a breach of Buyer’s confidentiality obligations, with Seller a Third Party beneficiary of any privilege held by Buyer.

(2)

Buyer and any Person to whom Buyer has disclosed Confidential Information shall promptly return to Seller all Confidential Information and related materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies, and destroy any information relating to the Assets and independently acquired by Buyer.

20.2	Permitted Disclosures. Each Party may disclose the terms of this Agreement, and Buyer may disclose the Confidential Information, to any of the following parties:

	(A)	Any Affiliate of such Party.

	(B)	Any legal, accounting, tax or other professional advisers of such Party.

	(C)	Any bank or financial institution or party providing equity funding from whom such Party is seeking or obtaining finance in connection with this Agreement.

	(D)	To the applicable authority to the extent required by any applicable statute, the Asset Documents or the requirements of any recognized stock exchange in compliance with its rules and regulations.

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	(E)	To any Government Entity lawfully requesting such information.

	(F)	To any court of competent jurisdiction acting in pursuance of its powers.

	(G)	To any party to any Asset Documents, if required to do so by such Asset Document.

Prior to making any such disclosures to Persons under Sections 20.2(B), 20.2(C) or 20.2(G), the receiving Person must first sign an undertaking of confidentiality that is substantially the same as the confidentiality obligations in this Agreement.

20.3	Announcements.

(A)

Except for mandatory notices or announcements required under applicable law, by the stock exchange upon which a Party’s or its Affiliate’s shares are quoted or any similar regulatory body of any other jurisdiction, any announcements regarding the consummation of the transaction contemplated by this Agreement shall be made pursuant to a text prepared jointly by Seller and Buyer, to which effect the Parties shall cooperate in good faith. Any press release in connection with the consummation of the transaction contemplated by this Agreement shall be made only after all mandatory notices have been properly given, and shall be released with the prior consent of the other Party. Except as required by any mandatory notice or announcement, the release of reserve estimates in any announcement is expressly prohibited.

(B)

In the event a Party is required to make any mandatory notice or announcement, if practicable in the circumstances, it shall use its reasonable best efforts to allow the other Party reasonable time to comment on such notice or announcement in advance of its issuance.

20.4	Continuing Confidentiality Obligations. Notwithstanding the termination of this Agreement, the provisions of this Section 0 will continue to apply.

ADDITIONAL OBLIGATIONS

21.1	Conflict of Interest.

	(A)	Prohibition. No director, employee or agent of Buyer or any Buyer Party may engage in any of the following activities without Seller’s prior written consent:

(1) Give to or receive from any director, employee or agent of Seller or its Affiliates in connection with this Agreement, either of the following:

(a) Any gift, entertainment or other benefit of significant cost or value.

(b) Any commission, fee or rebate.

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(2) Enter into any business arrangement with any director, employee or agent of Seller or any Affiliate of Seller (other than as a representative of Seller or any Affiliate of Seller).

(B)

Reporting Violations and Reimbursement. Buyer shall immediately notify the Seller of any violation of Section 21.1(A) or of the occurrence of any event prior to the Effective Date which, if it had occurred after the Effective Date, would constitute a violation of Section 21.1(A). In addition to any other remedies to which Seller may be legally entitled, Buyer shall reimburse or issue a credit to Seller equal to the value of the benefit received by or given to the director, employee or agent of Seller or any Affiliate of Seller as a consequence of that violation or event.

(C)

Termination. Prior to Closing, Seller may, at its sole option, terminate this Agreement with immediate effect for any violation of Sections 21.1(A) or 21.1(B) or breach of the warranty set out in Section 5.2(E).

21.2	Audit Rights. Seller may audit relevant records of Buyer and any Buyer Party for the purpose of determining whether they have complied with Sections 21.1.

21.3

Data Privacy. Buyer will comply with all reasonable requests of Seller with respect to protecting personal data of Seller’s employees, customers, and suppliers it receives in connection with this Agreement, including the following Seller’s instructions in connection with processing such personal data; implementing adequate security measures to protect such personal data; not disclosing such personal data to any third party without Seller’s written permission; and complying with all applicable data privacy laws.

NOTICES

22.1	Notices.

(A)

All notices required or permitted under this Agreement must be in writing and delivered by mail (postage prepaid) or by hand delivery to the address of the receiving Party set out in the signature page to this Agreement, unless otherwise specified in this Agreement. Notice may also be delivered by facsimile sent to the facsimile number of the receiving Party set out in the signature page to this Agreement provided that the original notice is promptly sent to the recipient by mail (postage prepaid) or by hand delivery. Notices sent by email are ineffective, except as otherwise specified in this Agreement.

	(B)	Notices are effective when received by the recipient during the recipient’s regular business hours.

	(C)	Notices which do not comply with the requirements of this Agreement are ineffective, and do not impart actual or any other kind of notice.

GOVERNING LAW AND RESOLUTION OF DISPUTES

23.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of California, without regard to its choice of law rules. The United Nations

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Convention on Contracts for the International Sale of Goods, 1980 (known as “the Vienna Sales Convention”) does not apply to this Agreement.

23.2

Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations, mediation and arbitration as set out in this Section 0, except as permitted in Section 10.4(C).

23.3

Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations.

23.4

Mediation. If the Dispute cannot be settled by direct negotiations within thirty days of initiation of the resolution process, either Party may initiate mediation by giving notice to the other Party. The place of mediation is Houston, Texas.

23.5

Arbitration. If the Dispute is not resolved by mediation within thirty days from the date of the notice requiring mediation, or if the Dispute is unresolved within sixty days from the date requiring direct negotiations, then the Dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving notice to the other Party. The arbitration shall be conducted in accordance with the Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (“CPR”) Rules, except to the extent conflicts between the CPR Rules at present in force and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The CPR is the appointing authority. The Place of arbitration is Houston, Texas.

23.6	The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 23.5:

(A)

The number of arbitrators shall be one if the monetary value of the Dispute is US$5,000,000 (or its currency equivalent) or less. The number of arbitrators shall be three if the monetary value is greater than US$5,000,000 or its currency equivalent.

(B)

The arbitrator or arbitrators must remain neutral, impartial and independent regarding the Dispute and the Parties. If the number of arbitrators to be appointed is one, that arbitrator or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(C)

The Parties shall submit true copies of all documents considered relevant with their respective statement of Claim or defense and any counterclaim or reply. Neither Party may compel the other to produce additional documents. However, the arbitrator or arbitrators may decide to require the submission of additional documents limited to specific, narrow and well-defined classes of documents that the arbitrator considers or arbitrators consider necessary for the arbitrator’s or arbitrators’ understanding and resolution of the Dispute. The maximum number of witnesses each Party may call to give evidence on its behalf, including by oral

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testimony, declaration or witness statement, is three witnesses of fact and one expert witness.

(D)

The Parties waive any Claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under Section 13.8. The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(E)

All arbitration fees and costs (with the exception of translation costs as specified above) shall be borne equally regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(F)

The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below.

	(G)	The arbitrator or arbitrators must render a reasoned award in writing. The award is final and binding.

	(H)	The Dispute should be resolved as quickly as possible. The arbitrator’s or arbitrators’ award must be issued within three months from the completion of the hearing, or as soon as possible thereafter.

23.7	Enforceability.

	(A)	The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

(B)

Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in Bakersfield, California. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section 23.7(B) at any time within one year after the award is made.

(C)

Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

23.8	Confidentiality.

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(A)

The Parties agree that any Dispute and any negotiations, mediation and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any Third Party.

(B)

The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and shall not be disclosed to any Third Party.

	(C)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

		(1)	In order to enforce any of the provisions of this Agreement, including without limitation, the Parties agreement to arbitrate, any arbitration order or award and any court judgment.

		(2)	To the auditors, legal advisers, insurers and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend.

		(3)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

		(4)	With the prior written consent of the other Party.

(D)

The Parties agree to submit to the jurisdiction of the courts of Bakersfield, California, for the purposes of any proceedings to enforce this Section 23.8 and shall prevent any information, documents or materials belonging to a Party from being used or disclosed by that Party for any purpose.

THIRD PARTY RIGHTS

24.1	Except for Seller Parties or Buyer Parties, no Third Party has any rights under this Agreement or may enforce any provision in this Agreement.

GENERAL PROVISIONS

25.1

Prior Agreements. This Agreement comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and supersedes all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Effective Date.

25.2	Amendment. No amendment to this Agreement is effective unless made in writing and signed by authorized representatives of both Parties.

25.3

Waiver. No waiver by either Party of this Agreement’s terms, provisions or conditions shall be effective unless specifically evidenced in writing and signed by or on behalf of the Party granting such waiver. A Party’s failure to pursue remedies for breach of this Agreement does not constitute a waiver by such Party of any breach of this Agreement or raise any defense against Claims against a Party for breach of this Agreement. The waiver or failure to require the performance of any covenant or obligation contained in

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this Agreement or to pursue remedies for breach of this Agreement does not waive a later breach of that covenant or obligation.

25.4

Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any applicable law, this invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision or part thereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

25.5

Survival. Despite consummation of the Closing or the termination of this Agreement for any reason, all provisions in this Agreement containing representations, warranties, releases, defense obligations and indemnities, and all provisions relating to audit, confidentiality, conflicts of interest, insurance, disclaimer of certain remedies, limitations of liability, ownership or use or return of Confidential Information, dispute resolution and governing law, and all causes of action which arose prior to completion or termination, survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by an applicable statute of limitations. Subject to Section 0, each of the obligations and undertakings set out in this Agreement which is not fully performed at Closing shall continue in force after Closing.

25.6

Interest. Without prejudice to any other rights available to a Party hereunder or at law, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgment) until the date of payment (both dates inclusive) at a rate equal to Prime Rate plus one percent calculated on a daily basis using simple interest.

25.7

Assignments. This Agreement shall be binding on and inure for the benefit of the rightful successors and permitted assigns of the Parties, but the rights, duties and obligations of Buyer under this Agreement shall not be assigned without Seller’s prior written consent to the assignment, which consent, in the event of an assignment by Buyer to an Affiliate, shall not be unreasonably delayed or withheld provided that if such Affiliate ceases to be an Affiliate of Buyer, it shall without delay assign this Agreement back to Buyer. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations, indemnities and liabilities due Seller under this Agreement, unless and until expressly released by Seller.

25.8

Nominations and Accounting Responsibilities. From the first day of the first production month following Closing, Seller is relieved of all responsibility for, and Buyer shall (a) bear, and commence payment of, all burdens, fees and taxes on or relating to the Assets, and (b) perform all nomination, marketing, accounting, royalty payment, reporting, and other administrative responsibilities relating to the Assets.

25.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original of this Agreement, and which together will constitute

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one and the same instrument; provided that neither Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

25.10	Drafting. Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement must not be construed more severely against one of the Parties than against the other.

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IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.

The Parties have executed this Agreement in triplicate as evidenced by the following signatures of authorized representatives of the Parties:

SELLER:		BUYER:
CHEVRON U.S.A. INC.

Signature:		Signature:

Name:	/s/ Lewis F. Bogan	Name:

Title:	Assistant Secretary	Title:

ADDRESS FOR NOTICES:		ADDRESS FOR NOTICES:

Chevron U.S.A. Inc.
9525 Camino Media
Bakersfield, CA 93311

Attention: Land Manager		Attention:

Facsimile: 66-1 654-7392		Facsimile:

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EXHIBIT A – DESCRIPTION OF ASSETS

1.	DESCRIPTION OF ASSETS

	1.1	Rights to Petroleum Substances.

		(A)	Leases: All of Seller’s Leases listed on Exhibit “B”

		(B)	Operations Contracts: The Operating Agreement dated September 1, 2008

2.	DESCRIPTION OF ANY EXCLUDED ASSETS

2.1

All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Closing Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards.

2.2

Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other Taxes attributable to the Assets for any period prior to the Effective Date, and (ii) income, capital, occupational, margin or franchise taxes.

	2.3	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Closing Date.

	2.4	All of Seller’s intellectual property rights, patents, trade secrets, copyrights, names, marks and logos.

2.5

All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Date, to the extent, and only to the extent, that such claims, rights and other matters do not cause a material impairment in the value of the Assets to occur after the Effective Date.

	2.6	All of Seller’s mineral and surface fee covered by the Leases.

	2.7	Seller’s interest, if any, in any gas processing plant, separation facility or gas treating plant serving the Assets.

	2.8	All Third Party owned equipment and property located on or used in connection with the Assets, including contractor equipment and leased equipment.

2.9

Unless specifically licensed to Buyer pursuant to Exhibit E, any and all proprietary or licensed raw or processed or re-processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information) and all Seller’s proprietary software and any derivatives therefrom, data licensing agreements and seismic licenses between Seller and Third Parties, if any.

END OF EXHIBIT A

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EXHIBIT B – ASSIGNMENT DOCUMENTS

1.	LIST OF ASSIGNMENT DOCUMENTS

Assignment of Operating Agreement dated September 1, 2008 among Chevron U.S.A. Inc, California Oil and Gas Corporation, Calstar Oil and Gas, LTD., Daybreak Oil and Gas, Inc, Consolidated Beacon Resources, LTD., Nomad Hydrocarbons, LTD and Nomad Hydrocarbons LLC.

Assignment of Oil and Gas Leases listed on attached List of Leases to Asset Purchase and Sale Agreement between Chevron U.S.A. Inc. and .

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